       _________________________________________________________________


                                  $700,000,000


                                CREDIT AGREEMENT


                           dated as of April 24, 1997



                                     among



                         ZEIGLER COAL HOLDING COMPANY,


                        CERTAIN FINANCIAL INSTITUTIONS,

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                                      AND
                      THE FIRST NATIONAL BANK OF CHICAGO,
                           as Co-Documentation Agents


                      THE FIRST NATIONAL BANK OF CHICAGO,
                              as Syndication Agent

                                      and

            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                            as Administrative Agent

                                  Arranged by
                          BANCAMERICA SECURITIES, INC.
                                      AND
                      FIRST CHICAGO CAPITAL MARKETS, INC.,


       _________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                     ARTICLE I
                                          DEFINITIONS AND INTERPRETATION   . . . . . .  . . . . . . . . . . . . .    1

1.1.  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.2.  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.3.  Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.4.  Conflict in Credit Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.5.  Legal Representation of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

                                                   ARTICLE II
                                                  THE CREDITS . . . . . . . . . . . . . . . . . . . . . . . . . .    3

2.1.  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
2.2.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
2.3.  Ratable Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
2.4.  Rate Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
2.5.  Mandatory Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
2.6.  Optional Principal Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
2.7.  Commitment Fee; Reduction of Commitments; Letter of
          Credit Fees; Agents' and Arrangers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
2.8.  Method of Borrowing and Selecting Rate Options and
          Interest Periods for Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
2.9.  Method of Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.10. Minimum Amount of Each Credit Extension . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.11. Rate After Maturity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.12. Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
2.13. Notes; Telephonic Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
2.14. Interest Payment Dates; Interest Basis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
2.15. Notification of Credit Extensions, Interest Rates,
          Prepayments and Commitment Reductions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.16. Lending Installations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.17. Non-Receipt of Funds by the Administrative Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.18. Withholding Tax Exemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                                ARTICLE III
                                          CHANGE IN CIRCUMSTANCES . . . . . . . . . . . . . . . . . . . . . . . .   13

3.1.  Yield Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.2.  Availability of Rate Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.3.  Funding Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.4.  Lender Certificates; Survival of Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

                                                  ARTICLE IV
                                            CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . .   16

4.1.  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
4.2.  Each Credit Extension . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16





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
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                                                 ARTICLE V
                                      REPRESENTATIONS AND WARRANTIES    . . . . . . . . . . . . . . . . . .   16

5.1.  Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                                 ARTICLE VI
                                                 COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .   22

6.1.  Financial Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
6.2.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
6.3.  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
6.4.  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
6.5.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
6.6.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
6.7.  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
6.8.  Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
6.9.  Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
6.10. Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
6.11. Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
6.12. Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
6.13. Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
6.14. Leases and Off-Balance Sheet Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
6.15. Investments and Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
6.16. Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
6.17. Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
6.18. Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
6.19. Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
6.20. Consolidated Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
6.21. Funded Debt to EBITDA Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
6.22. Delivery of Additional Subsidiary Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
6.23. Covenant to Secure Obligations Equally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
6.24. Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
6.25. Shell Indemnification Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
6.26. No Speculative Trading. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
6.27. EnerZ Corporation Value at Risk . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

                                                 ARTICLE VII
                                                  DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . .   34


                                                 ARTICLE VIII
                             ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES . . . . . . . . . . . . . . . .   36

8.1.  Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
8.2.  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
8.3.  Preservation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38





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
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                                                   ARTICLE IX
                                               ADMINISTRATIVE AGENT   . . . . . . . . . . . . . . . . . . .   38

9.1.     Appointment and Authorization; "Administrative Agent"  . . . . . . . . . . . . . . . . . . . . . .   38
9.2.     Delegation of Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
9.3.     Liability of Administrative Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
9.4.     Reliance by Administrative Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
9.5.     Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
9.6.     Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
9.7.     Indemnification of Administrative Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
9.8.     Administrative Agent in Individual Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
9.9.     Successor Administrative Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
9.10.    ERISA Plan Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

                                                  ARTICLE X
                                             GENERAL PROVISIONS
                                       APPLICABLE TO LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . .   43

10.1.    Administration of Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
10.2.    Default by Credit Parties or any Third Party . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
10.3.    No Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
10.4.    Reimbursement by Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
10.5.    Indemnification by Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

                                               ARTICLE XI
                               SETOFF; RATABLE PAYMENTS; DEPOSIT ACCOUNTS   . . . . . . . . . . . . . . . .   45

11.1.    Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
11.2.    Ratable Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

                                               ARTICLE XII
                                                 NOTICES   . . . . . . . . . . . . . . . .. . . . . . . . .   45

                                                ARTICLE XIII
                              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS . . . . . . . . . . . . . .   46

13.1.    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.2.    Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.2.1.  Permitted Participants; Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.2.2.  Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.2.3.  Benefit of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
13.3.    Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
13.3.1.  Permitted Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
13.3.2.  Effect; Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
13.4.    Dissemination of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
13.5.    Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48





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                                                ARTICLE XIV
                                            GENERAL PROVISIONS  . . . . . . . . . . . . . . .   49

14.1.  Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
14.2.  Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
14.3.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
14.4.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
14.5.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
14.6.  Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
14.7.  Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
14.8.  Numbers of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
14.9.  Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
14.10. Nonliability of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
14.11. Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
14.12. CHOICE OF LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
14.13. CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
14.14. WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53

                                                ARTICLE XV
                                               COUNTERPARTS . . . . . . . . . . . . . . . . .   53





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                                    ANNEXES

ANNEX 1          Commitments

                                   SCHEDULES

SCHEDULE I            Definitions
SCHEDULE II           Closing Documents and Closing Effectiveness Events
SCHEDULE III          Disclosure Schedule
SCHEDULE IV           Existing Letters of Credit
SCHEDULE V            Addresses for Notice
SCHEDULE VI           Certain Permitted Dispositions

                                    EXHIBITS

EXHIBIT A             Form of Note
EXHIBIT B             Form of Subsidiary Guaranty
EXHIBIT C             Form of LC Notice
EXHIBIT D             Form of Commitment Reduction Notice
EXHIBIT E             Form of Borrowing Notice
EXHIBIT F             Form of Rate Conversion Notice
EXHIBIT G             Form of Opinion of Counsel to Credit Parties
EXHIBIT H             Form of Compliance Certificate
EXHIBIT I             Form of Assignment
EXHIBIT J             Form of Acknowledgment by Lender to Subsidiary

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of April 24, 1997, is among ZEIGLER COAL HOLDING COMPANY, a Delaware corporation (the "Company"), the Lenders now or hereafter parties hereto, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION and THE FIRST NATIONAL BANK OF CHICAGO, as Co-Documentation Agents, THE FIRST NATIONAL BANK OF CHICAGO, as Syndication Agent, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Administrative Agent.

     NOW, THEREFORE, the parties hereto, intending legally to be bound hereby, agree as follows:


                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1. Defined Terms. Unless a clear contrary intention appears, terms defined in Schedule I have the respective indicated meanings when used in this Agreement and each other Credit Document.

     1.2. Interpretation. In this Agreement and each other Credit Document, unless a clear contrary intention appears:

         (a)  the singular number includes the plural number and vice versa;

         (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement and the other Credit Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

         (c)  reference to any gender includes each other gender;

         (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the other Credit Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

         (e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

         (f) reference to any Article, Section, Annex, Schedule or Exhibit means such Article or Section hereof or Annex, Schedule or Exhibit hereto;

         (g) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

         (h) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

         (i)  "or" is not exclusive; and

         (j) relative to the determination of any period of time, "from" means "from and including" and "to" and "through" mean "to but excluding".

     1.3. Accounting Terms. In this Agreement and each other Credit Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with Agreement Accounting Principles; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VI to eliminate or to take into account the effect of any change in Agreement Accounting Principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VI for such purpose), then the Company's compliance with such covenant shall be determined on the basis of Agreement Accounting Principles in effect immediately before the relevant change in Agreement Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

     1.4. Conflict in Credit Documents. If there is any conflict between this Agreement and any other Credit Document, this Agreement and such other Credit Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

     1.5. Legal Representation of the Parties. This Agreement and the other Credit Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Credit Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

                                   ARTICLE II

                                  THE CREDITS

     2.1. Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Company from time to time from the date of this Agreement to the Termination Date, in amounts not to exceed in the aggregate at any one time outstanding an amount equal to (i) the amount of its Commitment, minus (ii) the aggregate amount of its portion of and participations in LC Liabilities; provided that the Company shall not request, and no Lender shall be committed to make, any Loan which would cause the aggregate outstanding principal amount of all Loans of all Lenders to exceed $600,000,000. From time to time prior to the Termination Date and subject to the terms and conditions set forth in this Agreement, the Company may borrow, repay and reborrow Advances.

     2.2. Letters of Credit. Each LC Issuer agrees, on the terms and conditions set forth in this Agreement, and subject to the satisfaction of such policy standards and conditions relating to the issuance of letters of credit generally as may be established by such LC Issuer from time to time, to issue standby letters of credit (as used herein, the term "issue" when referring to Letters of Credit shall include any increase in the amount of or extension of the term of any Letter of Credit) for the account of the Company from time to time from the date of this Agreement to the earlier of (x) the date that is four years and eleven months following the Closing Date and (y) the Termination Date; provided that the Company shall not request, and no LC Issuer shall be committed to issue, any Letter of Credit which would cause the aggregate LC Liabilities (after giving effect to the issuance of such Letter of Credit) to exceed the amount of the Aggregate Commitment minus the aggregate outstanding principal amount of Advances, and provided, further, that the Company shall not request, and no LC Issuer shall be committed to issue, any Letter of Credit which would cause the aggregate LC Liabilities (after giving effect to such Letter of Credit) with respect to standby letters of credit to exceed $300,000,000.

     (a) Form of Letters of Credit. Each Letter of Credit shall be issued on the LC Issuer's standard form and shall have an expiration date no later than the earlier of (i) the date which is one year (or in the case of Letters of Credit in support of industrial revenue bonds, five years) from the date such Letter of Credit was issued or (ii) the then Termination Date.

     (b) Requests for Letters of Credit. Each Letter of Credit issued after the Closing Date shall be issued upon receipt by the related LC Issuer and the Administrative Agent from the Company of an irrevocable request therefor (an "LC Notice") not later than 11:00 a.m. (Chicago time) three Business Days prior to the Credit Extension Date for such Letter of Credit. Each LC Notice for a Letter of Credit issued after the Closing Date shall be substantially in the form of Exhibit C.

     (c)  Reimbursement Upon Drawing.

         (i)  The Company shall reimburse the related LC Issuer pursuant to
     Section 2.12 for the amount of each draft drawn on a Letter of Credit on the date such draft is so drawn. Any such draft not so paid on the date of drawing shall thereafter bear interest as provided in Section 2.11. The related LC Issuer will notify the Company promptly upon presentation of any draft drawn on a Letter of Credit; provided that the failure to so notify the Company will not adversely affect the rights of such LC Issuer to reimbursement, indemnification or any other relief hereunder.

         (ii) The Company's obligation to make all payments due under Section 2.2(c) shall be absolute and unconditional and irrevocable, and such payments shall be made strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including any or all of the following circumstances:

              (1) any determination of invalidity or unenforceability with respect to any Letter of Credit after payment by the LC Issuer thereunder;

              (2) any lack of validity or enforceability of any or all of the Credit Documents;

              (3) any amendment to, or waiver of, any consent under or departure from any or all of the Credit Documents;

              (4) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty;

              (5) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against a beneficiary of any Letter of Credit (or any entities for whom such beneficiary may be acting), the Administrative Agent, any Lender or any LC Issuer or any other Person;

              (6) any statement, draft or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, unless the related LC Issuer commits gross negligence or willful misconduct in determining that any document presented under a Letter of Credit complies on its face with the requirements specified therein;

              (7) any errors, omissions, losses, interruptions or delays in transmission or delivery of any messages or documents, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

              (8) any action, inaction or omission which may be taken or suffered in good faith or through inadvertence by the related LC Issuer in identifying or failing to identify any beneficiary under any Letter of Credit, unless the related LC Issuer commits gross negligence or willful misconduct in connection therewith;

              (9) any invalidity or insufficiency of any instrument transferring or assigning, or purporting to transfer or assign, a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

              (10) any use which may be made of any Letter of Credit, or the proceeds of any drawing thereunder, by the beneficiary of such Letter of Credit; or

              (11) payment by any LC Issuer under any Letter of Credit against presentation of a statement, draft or any other document which does not comply with the terms of such Letter of Credit, unless such LC Issuer commits gross negligence or willful misconduct in connection therewith.

     (d) Participations by Lenders. Each Lender hereby purchases and takes from each LC Issuer an undivided participation and interest in and to each Letter of Credit issued by such LC Issuer, including any Existing Letters of Credit issued by such LC Issuer, ratably according to the ratio which such Lender's Commitment bears to the Aggregate Commitment, with a corresponding interest in and to any guaranty relating to such Letter of Credit and all collateral to which such Letter of Credit is entitled. Accordingly, in the event that for any reason any LC Issuer is not reimbursed in full pursuant to
Section 2.2(c) for any drawing under a Letter of Credit, such LC Issuer shall give prompt notice by telephone or telex (to be confirmed later in writing) to the Administrative Agent, which shall promptly notify each other Lender of such event. Upon receipt of such notice each Lender hereby agrees to deliver immediately available funds to the Administrative Agent for the account of such LC Issuer at the place designated in such notice no later than 12:00 noon (Chicago time) on the Business Day following such notice in an amount equal to its aforesaid ratable portion of the unreimbursed amount of such drawing. Without limiting the foregoing, each Lender hereby agrees to indemnify each LC Issuer for the cost to each such LC Issuer (determined at the Federal Funds Effective Rate) of funding such Lender's ratable portion of the unreimbursed amount of such drawing from the date the Company is required to reimburse each such LC Issuer pursuant to Section 2.2(c) until receipt of good funds from such Lender. Each Lender hereby acknowledges that its obligations under this
Section 2.2(d) are absolute, irrevocable and unconditional and shall not be affected by any intervening circumstances, except to the extent directly related to the gross negligence or willful misconduct of an LC Issuer. Each LC Issuer agrees not to issue any Letter of Credit if any condition precedent thereto set forth in Section 4.2(a), (b) and (d) is not met and such LC Issuer has received written notice to such effect from the Company, the Administrative Agent or another Lender, unless such condition precedent is waived in accordance with Section 8.2.

     (e) LC Issuer. The Company may from time to time request any Lender to act as an LC Issuer hereunder with respect to any Letter(s) of Credit. Any Lender agreeing to so act upon such request shall be the LC Issuer for such Letter(s) of Credit, provided that the Company and such Lender agree in writing as to the letter of credit fronting fee (the "LC Issuer Fronting Fee") to be paid by the Company to such Lender with respect to such Letter(s) of Credit. With respect to the Existing Letters of Credit, the related Lender noted on
Schedule VI shall be deemed to be the LC Issuer and all the references to the LC Issuer shall be deemed to apply to such Lender.

     2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

     2.4. Rate Options. The Advances may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, as selected by the Company in accordance with Section 2.8.

     2.5. Mandatory Payments. The Company shall repay all of its outstanding Advances in full on the Termination Date.

     2.6. Optional Principal Payments. The Company may from time to time pay all outstanding Floating Rate Advances, or any portion of the outstanding Floating Rate Advances, in a minimum aggregate amount of $2,000,000, and in excess of such minimum aggregate amount in an integral multiple of $1,000,000, upon written notice to the Administrative Agent no later than 10:30 a.m. (Chicago time) on the proposed date of payment, which notice shall specify the date and amount of any such reduction, without penalty or premium. The Company may from time to time pay all outstanding Eurodollar Rate Advances, or any portion of the outstanding Eurodollar Rate Advances, in a minimum aggregate amount of $3,000,000, and in excess of such minimum aggregate amount in an integral multiple of $1,000,000, upon written notice to the Administrative Agent no later than 10:30 a.m. (Chicago time) at least three Business Days prior to the proposed date of payment, which notice shall specify the date and amount of any such reduction, without penalty or premium but subject to the Company making any required payment under Section 3.3 in connection with such repayment of Eurodollar Rate Advances.

     2.7. Commitment Fee; Reduction of Commitments; Letter of Credit Fees; Agents' and Arrangers' Fees.

     (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee equal to the Applicable Margin on the average daily unused portion of such Lender's Commitment from the date of the execution of this Agreement to and including the Termination Date, payable quarterly in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date after the date hereof, and on the Termination Date for each period then ended for which such commitment fee has not theretofore been paid. The Company may permanently reduce the Aggregate Commitment in whole or in part ratably among the Lenders, as the case may be, in a minimum amount of $10,000,000 and an integral multiple of $1,000,000 in excess thereof, upon at least 3 days' written irrevocable notice to the Administrative Agent, which shall specify the date and amount of any such reduction and otherwise be substantially in the form of Exhibit D (a "Commitment Reduction Notice"); provided that the Aggregate Commitment may not be reduced below the sum of the aggregate outstanding principal amount of all Advances plus the aggregate outstanding amount of all LC Liabilities.

     (b) In connection with the issuance and maintenance of each Letter of Credit, the Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee (computed for actual days elapsed on a 360-day year basis) equal to such Lender's ratable share of (i) 50%, in the case of a

Performance Standby Letter of Credit, or (ii) 100%, in the case of a Financial Standby Letter of Credit, of the Applicable Margin on the average daily stated amount of such Letter of Credit (the "Letter of Credit Fee"), payable quarterly in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date after the Closing Date, and on the Termination Date for each period then ended for which such fee has not theretofore been paid.

     (c) In addition, the Company agrees to pay the following additional fees and charges (collectively, the "Additional Letter of Credit Fees"): (i) the related LC Issuer Fronting Fee to the related LC Issuer at the time or times agreed to by the Company and the related LC Issuer (which fronting fee is in addition to such LC Issuer's share of the Letter of Credit Fee and shall be retained by such LC Issuer for its own account); (ii) all the usual and customary charges of such LC Issuer in connection with the administration of, or any amendments or supplements to, such Letter of Credit; and (iii) unless waived by such LC Issuer, all costs, internal charges and out-of-pocket expenses (including Attorney Costs) paid or incurred by such LC Issuer in connection with the preparation, negotiation and execution of any Letter of Credit issued by such LC Issuer.

     (d) The Company further agrees to pay to the Agents and the Arrangers such fees in such amounts and at such times as the Agents, the Arrangers and the Company mutually agree in writing.

     2.8. Method of Borrowing and Selecting Rate Options and Interest Periods for Advances. Except as otherwise permitted under Section 2.13, the Company shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit E (a "Borrowing Notice") not later than (i) 10:30 a.m. (Chicago time) on the Credit Extension Date for a Floating Rate Advance, and (ii) 10:30 a.m. (Chicago time) three Business Days before the Credit Extension Date for a Eurodollar Rate Advance, specifying:

         (a) the Credit Extension Date, which shall be a Business Day, of such Advance,

         (b)  the aggregate amount of such Advance,

         (c)  the initial Rate Option selected for such Advance, and

         (d) in the case of each Eurodollar Rate Advance, the initial Interest Period applicable thereto.

     The initial Rate Option applicable to each Advance shall be as set forth in the applicable Borrowing Notice for such Advance. Thereafter the Company, on behalf of the applicable Credit Party, shall select the Rate Options and Interest Periods applicable to such Advance as follows. The Company may (i) on any Business Day, convert one or more outstanding Floating Rate Advances, or any portion thereof, into one or more Eurodollar Rate Advances, or (ii) on the last day of the applicable Interest Period(s) (or, subject to Section 3.3, on any other Business Day), convert one or more outstanding Eurodollar Rate Advances or any portion thereof, into one or more new Floating Rate Advances or Eurodollar Rate Advances by giving the Administrative Agent irrevocable notice substantially in the form of Exhibit F (a "Rate Conversion Notice") not later than 11:00 a.m. (Chicago time) at least three Business Days before the Rate Conversion Date, in each case specifying:

         (a) the Rate Conversion Date, which shall be a Business Day, and, if a Eurodollar Rate Advance is being converted, the last day of the Interest Period for such Eurodollar Rate Advance,

         (b) each outstanding Floating Rate Advance and Eurodollar Rate Advance, or portions thereof, being converted into one or more Floating Rate Advances or Eurodollar Rate Advances,

         (c) the principal amount of each new Floating Rate Advance and Eurodollar Rate Advance, the sum of which shall be equal to the aggregate principal amount of the Advances, or portions thereof, being converted as described in the preceding clause (b), and

         (d) the Rate Option and Interest Period selected for each new Eurodollar Rate Advance.

     Each Rate Conversion Notice selecting a Eurodollar Rate shall be deemed to constitute a representation and warranty by the Company that, as of the applicable Credit Extension Date, there exists no Default or Unmatured Default.

     Each Eurodollar Rate Advance shall bear interest from the first day of each Interest Period applicable thereto to the last day of such Interest Period at the Eurodollar Rate determined as applicable to such Eurodollar Rate Advance during such Interest Period. If at the end of an Interest Period for an outstanding Eurodollar Rate Advance, the Company has failed to select a new Rate Option to be applicable to such Eurodollar Rate Advance, or to repay such Eurodollar Rate Advance in full, then such Eurodollar Rate Advance shall be automatically converted to a Floating Rate Advance on and after the last day of such Interest Period until paid or until the effective date of a new Rate Option with respect thereto selected by the Company in accordance with this
Section 2.8. The Company may not select the Eurodollar Rate for an outstanding Advance if there exists a Default or Unmatured Default hereunder. The Company shall select Interest Periods with respect to Eurodollar Rate Advances which do not end after the Termination Date.

     Each Floating Rate Advance shall bear interest at the Floating Rate prior to maturity, whether by acceleration or otherwise.

     2.9. Method of Funding. Not later than (i) 1:00 p.m. (Chicago time) on each Credit Extension Date for a Floating Rate Advance and (ii) 12:00 noon (Chicago time) on each Credit Extension Date for a Eurodollar Rate Advance, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, to the Administrative Agent at its location specified pursuant to Article XII. The Administrative Agent will make the funds so received from the Lenders available to the Company at the Administrative Agent's aforesaid address; provided that to the extent that a Loan made by a Lender matures on the Credit Extension Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of the maturing Loan.

     2.10. Minimum Amount of Each Credit Extension. Each Eurodollar Rate Advance (including Advances resulting from interest rate conversions pursuant to Section 2.8) shall be in the minimum amount of $3,000,000 and in an integral multiple of $1,000,000 if in excess thereof; each Floating Rate Advance (including Advances resulting from interest rate conversions pursuant to Section 2.8) shall be in the minimum amount of $2,000,000 and in an integral multiple of $1,000,000 in excess thereof; provided that any Floating Rate Advance may be in the amount of the unused Commitment. Each Letter of Credit shall be in a minimum initial stated amount of $100,000.

     2.11. Rate After Maturity. Any Advance or any reimbursement obligation with respect to a Letter of Credit which is not paid at maturity, whether by acceleration or otherwise, and, to the extent permitted by law, any interest accrued but unpaid thereon, shall bear interest until paid in full at a rate per annum from time to time equal to the Alternate Reference Rate plus 2% per annum, payable upon demand; provided that, prior to the end of the Interest Period then applicable thereto, a Eurodollar Rate Advance shall bear interest until the last day of such Interest Period (or until paid, if paid sooner) at a rate per annum equal to the interest rate otherwise applicable thereto plus 2% per annum, payable upon demand.

     2.12. Method of Payment. All payments of principal, interest, fees and other Obligations hereunder shall be made in immediately available funds to the Administrative Agent at the Administrative Agent's location specified pursuant to Article XII or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Credit Party by 12:00 noon (Chicago time) on the date when due and shall be made ratably among the Lenders (except as otherwise specified herein) entitled thereto. Each payment delivered to the Administrative Agent for the account of any Lender or the LC Issuer shall be delivered promptly by the Administrative Agent to such Lender or the LC Issuer in the same type of funds which the Administrative Agent received at its address specified pursuant to
Article XII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Company maintained with BofA and/or Bank of America Illinois for each payment of principal, interest and fees as it becomes due hereunder.

     2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each Loan and each repayment thereof on the schedule attached to its Note; provided that the failure to so record, or any error in so recording, shall not affect the Company's obligations under such Note. Notwithstanding any other provision of this Agreement to the contrary, the Company hereby authorizes the Lenders and the Administrative Agent to make Advances (other than requests for the issuance of Letters of Credit, which require a written LC Notice) and effect Rate Option selections based on telephonic notices made by any person or persons the Administrative Agent or any Lender reasonably believes to be acting on behalf of the Company. The Company agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the Administrative Agent shall promptly notify the Company of such fact; provided that the action taken by the Administrative Agent and the Lenders shall, to the extent it reflects the telephonic notice given by the Company (the contents of which telephonic notice shall be deemed to be as set forth in the records of the Administrative Agent absent manifest error), remain in full force and effect.

     2.14. Interest Payment Dates; Interest Basis. Interest accrued on each Eurodollar Rate Advance shall be payable on the last day of its applicable Interest Period, except that in the case of each Eurodollar Rate Advance having an Interest Period longer than three months interest shall also be payable on the last day of each three-month interval during such Interest Period.
Interest accrued on each Floating Rate Advance shall be payable on each Quarterly Payment Date, commencing with the first Quarterly Payment Date after the Closing Date. In addition, interest accrued on each Advance shall also be payable (i) on any date on which such Advance (if such Advance is a Eurodollar Rate Advance) is prepaid (to the extent of the principal amount thereof prepaid), (ii) upon the maturity of such Advance, whether due to acceleration or otherwise and (iii) after the maturity of such Advance, whether due to acceleration or otherwise, upon demand. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15. Notification of Credit Extensions, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment Reduction Notice, each Borrowing Notice, each LC Notice, each Rate Conversion Notice, each notice from an LC Issuer for reimbursement of a drawing, and each repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Reference Rate.

     2.16. Lending Installations. Each Lender may book any of its Loans or LC Liabilities at any Lending Installation selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes shall be deemed held by each Lender for the benefit of each such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Company, designate a Lending Installation or Installations through which Loans will be made by it or Letters of Credit will be issued or participated in by it and for whose account Loan payments and payments on LC Liabilities are to be made.

     2.17. Non-Receipt of Funds by the Administrative Agent. Unless the Company or a Lender, as the case may be, notifies the Administrative Agent prior to 10:00 a.m. (Chicago time) on the Business Day next preceding the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to
(i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Company, the non-default interest rate applicable to the relevant Loan.

     2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender that is not incorporated under the laws of the United States of America, or a state thereof, such Lender agrees that it will have delivered to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES

     3.1. Yield Protection. If any present or future law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or any interpretation thereof (each a "Regulatory Requirement"), or compliance by the Company or any Lender (which term, for the purposes of this Section 3.1, shall be deemed to include the LC Issuer) with any such Regulatory Requirement,

         (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from a Credit Party (excluding taxation of the net income of any Lender or any Lending Installation and franchise taxes assessed by the jurisdiction in which any Lender maintains its principal place of business), or changes the basis of taxation of payments to any Lender in respect of its Credit Extensions or other amounts due it hereunder, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (excluding reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Advances), or

         (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or Letters of Credit held or interest received by it, by an amount reasonably deemed material by such Lender, or

         (iv) affects the amount of capital required or expected to be maintained by any Lender, its Lending Installation or any corporation controlling any Lender and has or would have the effect of reducing the rate of return on capital of such Lender, Lending Installation or corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender, Lending Installation or corporation controlling such Lender could have achieved but for such Regulatory Requirement (taking into consideration its policies with respect to capital adequacy), by an amount reasonably deemed by such Lender, Lending Installation or corporation controlling such Lender to be material, it being understood that this clause (iv) shall apply, without limitation, to the effects of compliance with the Risk-Based Capital Guidelines of the Federal Reserve System set forth in 12 C.F.R. Parts 208 and 225 and the Risk-Based Capital Guidelines of the Comptroller of the Currency, Department of the Treasury, set forth in 12 C.F.R. Part 3;

then the Company agrees to pay such Lender, within 15 days of demand by such Lender, that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its ratable share of the Credit Extensions, or participations therein, and its Commitment.

     3.2. Availability of Rate Options. If (i) any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any Regulatory Requirement and notifies the Administrative Agent of such determination or (ii) if the Required Lenders determine (and notify the Administrative Agent of such determination) that (a) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (b) a Rate Option does not accurately reflect the cost of making or maintaining an Advance at such Rate Option, then the Administrative Agent shall suspend the availability of the affected Rate Option and, in the case of clause
(i) to the extent required by such Regulatory Requirement and clause (ii)(b) only, require any outstanding Eurodollar Rate Advances to be promptly repaid or converted to an unaffected Rate Option.

     3.3. Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, conversion, prepayment or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Company for any reason other than default by the Lenders, or a Floating Rate Advance is not converted to a Eurodollar Rate Advance on the date specified by the Company for any reason other than default by the Lenders, the Company agrees to indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain the Advance.

     3.4. Lender Certificates; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Company to such Lender under Section 3.1 or to avoid the unavailability of a Rate Option under Section 3.2, so long as such designation is not disadvantageous to such Lender. A certificate of a Lender as to the amount due under Section 3.1 or 3.3 shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the certificate shall be payable on demand after receipt by the Company of the certificate. The obligations of the Company under Sections 3.1 and 3.3 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1. Closing Date. This Agreement shall be and become effective on the date (the "Closing Date") on which (i) the Company, the Lenders, and the Administrative Agent shall have executed and delivered this Agreement, (ii) the Credit Parties have furnished the Closing Documents to the Administrative Agent (other than Closing Documents which shall have been previously furnished to the Lenders), with sufficient copies (other than of the Notes) for each of the Lenders, and (iii) the Closing Effectiveness Events shall have occurred.

     4.2. Each Credit Extension. No Lender shall be required to make any Loan, and no LC Issuer shall be required to issue any Letter of Credit, unless on the applicable Credit Extension Date (both before and after giving effect to such Credit Extension):

         (a)  there exists no Default or Unmatured Default;

         (b) the representations and warranties contained in Section 5.1 and in the other Credit Documents are true and correct in all material respects as of such Credit Extension Date;

         (c) with respect to Advances only, the Company shall have duly furnished a Borrowing Notice therefor to the Administrative Agent pursuant to Section 2.8; and

         (d) with respect to Letters of Credit only, the Company shall have duly furnished an LC Notice therefor to the LC Issuer and the Administrative Agent pursuant to Section 2.2(b).

     Each Credit Extension shall be deemed to constitute a representation and warranty by the Company that, as of the applicable Credit Extension Date, the statements set forth in clauses (a) and (b) of this Section 4.2 are true and correct.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. The Company represents and warrants to the Agents, the Arrangers, the LC Issuers and the Lenders that:

         (a) Corporate Existence and Standing. Each of the Company and its Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where failure to have or maintain such authority has resulted in or may reasonably be expected to result in a MAC.

         (b) Authorization and Validity. The Company and each Subsidiary has the corporate power and authority and legal right to execute and deliver the Credit Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Company and the Subsidiaries of each of the Credit Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Credit Documents constitute legal, valid and binding obligations of the Company and the Subsidiaries enforceable against the Company and the Subsidiaries in accordance with their respective terms. This Agreement has been duly executed and delivered by the Company.

         (c) No Conflict; Governmental Consent. Neither the execution and delivery by the Company and its Subsidiaries of the Credit Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or the Company's or any Subsidiary's articles or certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, including, without limitation, the Federal Energy Regulatory Commission and the Securities and Exchange Commission, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Credit Documents, other than such as have been obtained and are in full force and effect.

         (d) Financial Statements. The December 31, 1996 audited consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended in accordance with GAAP.

         (e) Absence of Material Adverse Change. Since December 31, 1996, there has been no MAC.

         (f) Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or for which the Company is fully indemnified by Shell Oil Company or British Petroleum Company. Except as set forth in Item 5.1(f) ("Current Tax Audits") of the Disclosure Schedule the United States income tax returns of the Company and the Existing Subsidiaries have been audited by the Internal Revenue Service through the 1992 Fiscal Year. Except as set forth in Item 5.1(f) ("Tax Liens") of the Disclosure Schedule, no tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and the Existing Subsidiaries in respect of any taxes or other governmental charges are adequate, in accordance with GAAP.

         (g) Litigation. Except as set forth in Item 5.1(g) ("Existing Litigation") of the Disclosure Schedule, there is no litigation or proceeding pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any Subsidiary which has resulted in or could reasonably be expected to result in a MAC.

         (h) Subsidiaries. Item 5.1(h) ("Existing Subsidiaries") of the Disclosure Schedule or a revised Item 5.1(h), if applicable, which may be revised from time to time by the Company, contains an accurate list of all of the presently existing Subsidiaries of the Company (other than Paragon Coal International, Inc., a Delaware corporation, which is in the process of being dissolved), setting forth their respective jurisdictions of incorporation and the percentage of their respective issued and outstanding capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

         (i) ERISA. The Unfunded Liabilities of all Plans do not in the aggregate exceed $5,000,000. The Company, each Subsidiary and each ERISA Affiliate have satisfied the minimum funding standards under ERISA and the Internal Revenue Code with respect to each Plan and have not failed to make any contribution or payment to any Plan or Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event or Termination Event has occurred or is reasonably expected to occur with respect to any Plan, and, to the best knowledge of the Company after due inquiry, no Termination Event has occurred or is reasonably expected to occur with respect to any Multiemployer Plan and no such Reportable Event or Termination Event will result in or is reasonably expected to result in a MAC. Neither the Company, any Subsidiary nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or initiated steps to do so whereby such action will result in or is reasonably expected to result in a MAC. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan.

         (j) Accuracy of Information; Subsidiary Representations. The information, exhibits and reports furnished by the Company and the Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of the Credit Documents do not, taken as a whole, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. All representations and warranties made by the Subsidiaries in the Subsidiary Guaranties are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

         (k) Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

         (l) Material Agreements. Except as set forth in Item 5.1(1) ("Material Agreements/Default") of the Disclosure Schedule, neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default has resulted in or could reasonably be expected to result in a MAC or (ii) any agreement or instrument evidencing or governing any

     Indebtedness with an aggregate principal amount in excess of $10,000,000.

         (m) Compliance With Laws. The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, including SMCRA and any other applicable mining or health and safety legislation. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local mining or health and safety statutes and regulations which non-compliance or remedial action has resulted in or could reasonably be expected to result in a MAC.

         (n) Environmental Matters. Except as set forth in Item 5.1(n) ("Environmental Matters") of the Disclosure Schedule:

              (i) all facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by the Company and its Subsidiaries in material compliance with all Environmental Laws;

              (ii) there are no pending or, to the best knowledge of the Company after reasonable inquiry, threatened claims, complaints, notices or requests for information received by or inquiries to the Company or any of its Subsidiaries with respect to any alleged violation of or potential liability under any Environmental Law, which has resulted in or could reasonably be expected to result in a MAC;

              (iii) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that have resulted in or could reasonably be expected to result in a MAC;

              (iv) the Company and its Subsidiaries have obtained and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses;

              (v) to the best knowledge of the Company after reasonable inquiry, no property now or previously owned or leased by the Company or any of its Subsidiaries is listed or proposed by regulation for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, or is listed on CERCLIS or on any similar state list of sites requiring investigation or clean-up;

              (vi) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that have resulted in or could reasonably be expected to result in a MAC;

              (vii) to the best knowledge of the Company after reasonable inquiry, neither the Company nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed by regulation for listing on the National Priorities List pursuant to CERCLA, or is listed on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations of any of the foregoing which may reasonably be expected to lead to material claims against the Company or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and

              (viii) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company or any Subsidiary of the Company that have resulted in or could reasonably be expected to result in a MAC.

         (o) Liens. All assets and property of the Credit Parties are free of all Liens of third parties whatsoever other than Permitted Liens.

         (p) Status Under Certain Federal Statutes. Neither the Company nor any Subsidiary Guarantor is (i) subject to regulation under the Public Utility Holding Company Act of 1935, as amended, as an "electric utility company", a "public-utility company" or a "holding company" as defined in Sections 2(a)(3), 2(a)(5) and 2(a)(7) thereof, 15 U.S.C. Section 79b(a)(3), (5) and (7), or (ii) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary of the Company is a "rail carrier", or a "person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., or a "carrier" to which 49 U.S.C. Section 11301(b)(1) is applicable.

         (q) Black Lung Liabilities. The Company and its Subsidiaries maintain adequate reserves under GAAP for future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment. Such reserves are not less than those required by GAAP.


                                   ARTICLE VI

                                   COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

         (a) Within 90 days after the close of each Fiscal Year, an audit report not qualified in any material respect by independent certified public accountants acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself, including balance sheets as of the end of such period, related statements of income, statements of cash flows and statements of changes in stockholders' equity (together with, on a consolidating basis, balance sheets as of the end of such period and related statements of income, which consolidating statements need not be certified by such accountants), accompanied by any management letter prepared by said accountants, by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

         (b) Within 45 days after the close of the first three Fiscal Quarters of each Fiscal Year, for itself and the Subsidiaries, unaudited consolidated balance sheets as at the close of each such period and related statements of income, statements of cash flows and statements of changes in stockholders' equity for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter (together with, on a consolidating basis, balance sheets as of the end of such period and related statements of income), all certified by its chief financial officer, treasurer or vice president-finance.

         (c) Together with the financial statements required hereunder, a compliance certificate, substantially in the form of Exhibit H, signed by its chief financial officer, treasurer or vice president-finance showing the calculations necessary to determine compliance with Sections 6.13, 6.14, 6.15(k), 6.20, 6.21 and 6.27 of this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         (d) Within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

         (e) As soon as possible and in any event within 10 days after the Company or any Subsidiary knows that any Reportable Event or any Termination Event has occurred with respect to any Plan or any Multiemployer Plan, a statement, signed by the chief financial officer, treasurer or vice president-finance of the Company, describing said Reportable Event or Termination Event and the action, if any, which the Company, any Subsidiary or any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event or Termination Event furnished to the PBGC.

         (f) As soon as possible and in any event within 21 days after receipt by the Company or any Subsidiary, a copy of (i) any written notice, claim or complaint to the effect that or inquiry regarding the fact that the Company or any Subsidiary is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries or any other Person of any Hazardous Material into the environment, and (ii) any notice or complaint alleging or inquiry regarding any violation of or liability under any Environmental Law or any mining or health and safety legislation by the Company or any Subsidiary, which violation or liability, in the case of either clause (i) or (ii) hereof, has resulted in or could be reasonably expected to result in a MAC.

         (g) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

         (h) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Company or any Subsidiary files with the Securities and Exchange Commission.

         (i) Within 30 days after the close of each Fiscal Year, an operating plan and budget for the succeeding Fiscal Year (the "Operating Plan and Budget"), including a forecast of income and cash flows, reasonable details regarding the major assumptions forming the basis for such Operating Plan and Budget and the annual mining plan (including calculations regarding the reserve positions of the Company and the Subsidiaries), all certified by its chief financial officer, treasurer or vice president-finance.

         (j) Within 45 days after the end of each Fiscal Year, a certificate of an independent insurance broker or other evidence satisfactory to the Administrative Agent setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries.

         (k) Within 45 days after the close of each Fiscal Quarter, a certificate of the Company's independent certified public accountants, or other independent certified public accountants, acceptable to the Administrative Agent as to the fairness, in all material respects, of the statement of Value at Risk of EnerZ Corporation during such Fiscal Quarter.

         (l) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     6.2. Use of Proceeds. The Company will use the proceeds of Advances to refinance the Institutional Notes and the obligations under the Existing Credit Agreement and for general corporate purposes of the Company, including to repay Indebtedness of the Company or its Subsidiaries (including interest and prepayment premiums), to provide for the working capital needs of the Company and its Subsidiaries, and for Acquisitions and other Investments permitted hereunder. The Company will use Letters of Credit for general corporate purposes of the Company and its Subsidiaries including workers compensation insurance, for reclamation liabilities and in support of industrial revenue bonds. Notwithstanding the foregoing, the Company will not use any of the proceeds of the Credit Extensions to purchase or carry any "margin stock" (as defined in Regulation U).

     6.3. Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which has resulted in or which may reasonably be expected to result in a MAC.

     6.4. Conduct of Business. The Company will, and will cause each Subsidiary to, (a) carry on and conduct its business only in the lines of business contemplated by the Company's 1997 Budget and Five Year Plan (namely, Fuel Supply, Power, Environmental Technology and Asset Management) and (b) except as permitted by Section 6.12, do all things necessary to remain duly incorporated or organized, validly existing and in good standing as a corporation or limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and as to which the failure to maintain such requisite authority may reasonably be expected to result in a MAC.

     6.5. Taxes. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property; provided, that as to any such taxes, assessments and governmental charges that are being promptly contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which adequate reserves in accordance with GAAP have been established the same shall be paid promptly after the final determination of such contest, together with any interest and penalty payable in connection therewith.

     6.6. Insurance. The Company will, and will cause each Subsidiary to, carry with financially sound and reputable insurance companies and in amounts reasonably satisfactory to the Administrative Agent, insurance on all their property in such amounts and covering such risks as is consistent with sound business practice for companies similarly situated and in the same or similar businesses. Without limiting the foregoing, the Company shall maintain primary general liability insurance in an amount not less than $1,000,000 per occurrence and an aggregate amount of not less than $2,000,000 and excess general liability insurance in an aggregate amount of not less than $50,000,000. Any insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance under the insurance referred to above is in accord with the general practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance. The Company will furnish to any Lender upon request full information as to all insurance carried by the Company or any Subsidiary.

     6.7. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is subject.

     6.8. Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties necessary for the conduct of its business in good repair, working order and condition (allowing, in the case of equipment, fixtures and improvements for ordinary wear and tear to the extent not preventable or remediable by regular maintenance), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, it being understood that this Section shall not prohibit closings of mines or other facilities, from time to time, to the extent that such closings have not resulted in, or could not reasonably be expected to result in, a MAC.

     6.9. Inspection. The Company will, and will cause each Subsidiary to, permit any Lender, by its representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers and accountants, in each case at such reasonable times and intervals as such Lender may designate.

     6.10. Restricted Payments. The Company will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or rights to acquire its capital stock at any time outstanding (collectively, "Restricted Payments"); provided that:

     (a) any Subsidiary may declare and pay dividends and other payments to the Company or such Subsidiary's parent; and

     (b) the Company may so long as, at the time of each such payment by the Company both before and after giving effect thereto no Default or Unmatured Default exists, pay or make Restricted Payments.

     6.11. Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

         (a) the Obligations,

         (b) additional Indebtedness of the Company or any Subsidiary so long as the following conditions are met:

              (i) both before and after giving effect to any proposed additional Indebtedness, the Company shall be in compliance with Sections 6.20 and 6.21, determined on a pro forma basis (in the case of the Funded Debt to EBITDA Ratio, as of the end of the Fiscal Quarter most recently ended as if such proposed additional Indebtedness were then outstanding) and taking into account in the case of any Acquisition in connection therewith, any cost savings or other reductions that in the good faith judgment of management of the Company (which estimate of cost savings or other reductions is approved in writing by the Required Lenders) will be realized within 270 days of such Acquisition,

              (ii) the covenants and defaults applicable in respect of such proposed additional Indebtedness are not, taken as a whole, materially more restrictive with respect to the Company or its Subsidiaries than the covenants and defaults under this Agreement, except that Indebtedness secured by Permitted Liens may have additional covenants that are customary for such financings (such as covenants on dispositions of the assets subject to the Permitted Liens),

              (iii) prior to the Company incurring any such additional Indebtedness in a principal amount in excess of $15,000,000 the Company shall provide to the Administrative Agent a certificate of an officer of the Company confirming that such additional Indebtedness satisfies the conditions set forth in the foregoing clauses (i) and
         (ii) (and showing the calculations of pro forma compliance under clause (i)), and

              (iv) in the case of any Indebtedness of a Subsidiary, the obligee thereof agrees and acknowledges, pursuant to documentation in the form of Exhibit J hereto or otherwise satisfactory to the Agents and enforceable by the Administrative Agent and the Lenders against such obligee, its successors and assigns, that the obligations of such Subsidiary in respect of such Indebtedness are not and shall not be senior to, and shall rank no better than pari passu with, the Obligations or such Subsidiary's obligations under its Subsidiary Guaranty and that such obligee, its successors and assigns agree not to challenge the validity or enforceability of such Subsidiary Guaranty,

         (c) Indebtedness of [the Company and] Subsidiaries existing on the Closing Date and listed in Item 6.11 ("Existing Indebtedness") of the Disclosure Schedule (it being understood that such Indebtedness may include Indebtedness of up to $500,000 in aggregate principal amount as to which detailed information is not provided in Item 6.11 ("Existing Indebtedness") of the Disclosure Schedule),

         (d) Indebtedness of Subsidiaries owing to the Company and unsecured Indebtedness of any Subsidiary owing to any other Subsidiary, and

         (e) Indebtedness of a Person existing prior to and at the time such Person becomes a Subsidiary, provided that such Indebtedness is not incurred in contemplation of such Person becoming a Subsidiary.

     6.12. Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person; provided that, so long as both before and after giving effect thereto no Default or Unmatured Default exists, (i) any Subsidiary may merge with and into the Company or any other wholly-owned Subsidiary, and any wholly-owned Subsidiary may be dissolved, with its assets distributed to the Company or another wholly-owned Subsidiary, (ii) any Person may be merged with or into, or consolidated with, the Company if the Company is the surviving corporation, and confirms its continuing liability in respect of the Obligations pursuant to documents in form and substance satisfactory to the Administrative Agent and (iii) any Subsidiary may make any Acquisition otherwise permitted by this Agreement by way of a merger so long as such Subsidiary's obligations under its Subsidiary Guaranty are not limited or impaired in any way as a result thereof.

     6.13. Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of any property, assets or business (including the sale or other disposal of any notes receivable or accounts receivable, with or without recourse) to any other Person, including any Subsidiary; provided that

            (a)  any Subsidiary may sell coal inventory,

            (b) any Subsidiary may exchange (which term, as used in this Section 6.13, includes sale and purchase within 120 days thereafter) used equipment, vehicles or other tangible personal property plus cash for replacement equipment, vehicles or other tangible personal property of equal or greater value,

            (c) any Subsidiary may (i) exchange real property on which neither the Company nor any Subsidiary is conducting active mining operations for other real property which is of equal or greater value, and (ii) make other dispositions of real property for fair value on which neither the Company nor any Subsidiary is conducting active mining operations, so long as the aggregate proceeds received from the disposition of property disposed of pursuant to this clause (ii) does not exceed $10,000,000 in any Fiscal Year,

         (d) any Subsidiary may lease property as a lessor in the ordinary course of business or as contemplated by the 1997 Budget and Five Year Plan,

         (e) any Subsidiary may make Dispositions to another wholly-owned Subsidiary,

         (f) any Subsidiary may return unneeded equipment parts to a vendor or supplier thereof for credit,

         (g)  the Dispositions set forth on Schedule VI may be made,

         (h) the Company and the Subsidiaries may make any Dispositions that constitute sale/leaseback transactions permitted under Section 6.14, and

         (i) the Company or any Subsidiary may make a Disposition in addition to the other Dispositions permitted under this Section 6.13 if, both before and after giving effect to the proposed Disposition, no Default or Unmatured Default shall have occurred and be continuing, and the sum of the aggregate Disposition Net Proceeds from Dispositions occurring in the immediately preceding twelve calendar month period, plus the aggregate Disposition Net Proceeds from the proposed Disposition, is less than an amount equal to 10% of Total Capitalization as of the date of the most recent financial statements required to have been delivered pursuant to
     Section 6.1(a) and (b).

     6.14. Leases and Off-Balance Sheet Financing. The Company will not, nor will it permit any Subsidiary to, engage in any (a) lease transactions (other than leases of coal reserves) or (b) off-balance sheet transactions providing the functional equivalent of borrowed money (including asset securitizations, sale/leasebacks, Synthetic Leases or other non-capital leases), in excess of $100,000,000 in the aggregate for the Company and its Subsidiaries at any one time outstanding.

     6.15. Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

         (a)  Investments existing on the date hereof and set forth in Item
     6.15 ("Existing Investments") of the Disclosure Schedule or made after the date hereof in Subsidiaries (including the formation of new Subsidiaries but excluding Acquisitions of Subsidiaries and Acquisitions which result in the formation of new Subsidiaries); provided that the Company and such Subsidiary comply with Section 6.23;

         (b) funds on deposit in demand deposit accounts not to exceed $500,000 in the aggregate at any one time outstanding;

         (c) demand deposit accounts in addition to those described in the preceding clause (b) which are maintained with Lenders;

         (d) certificates of deposit maturing in not more than one year issued by and time deposits with any bank or trust company organized or licensed under the laws of the United States and having capital, surplus and undivided profits of at least $100,000,000;

         (e) commercial paper or demand notes maturing in not more than 270 days for issuers having short-term debt ratings from at least two of Moody's, S&P, Duff & Phelps Credit Rating Co. and Fitch Investors Service, Inc. in the highest rating category (without regard to any refinement or gradation of rating category by numerical modifier or otherwise);

         (f)  guaranteed investment contracts with terms not to exceed ninety
     (90) days from insurance companies with short-term debt ratings from at least two of Moody's, S&P, Duff & Phelps Credit Rating Co. and Fitch Investors Service, Inc. in the highest rating category (without regard to any refinement or gradation of rating category by numerical modifier or otherwise);

         (g) other temporary Investments in marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America;

         (h) tax-exempt money market mutual funds that are invested only in top tier tax-exempt securities;

         (i) 7-Day tax-exempt variable rate puts that are secured by letters of credit issued by banks that are rated at least A1/P1 and the market value of which remains at par;

         (j) Cajun Investments not in excess of $150,000,000, provided that the sum of all Cajun Investments plus all

     Investments and Acquisitions permitted under clause (k)(iii) of this Section shall not exceed $300,000,000;

               (k) an Acquisition or Investment in a line of business contemplated in the Company's 1997 Budget and Five Year Plan, provided that
     (i) on a pro-forma basis (including, in the case of an Acquisition, any cost savings or reductions that in the good faith judgment of management of the Company (which estimate of cost savings or other reductions is approved in writing by the Required Lenders) will be realized within 270 days of such Acquisition), using the twelve months immediately preceding such Acquisition or Investment, the combined companies would be in compliance with the terms of this Agreement, (ii) any wholly-owned Subsidiary resulting from such Acquisition or Investment becomes a guarantor of the Obligations to the extent required by Section 6.23, (iii) all Investments in a Person that is not a wholly-owned Subsidiary or Acquisitions of less than 100% of the ownership interests in any Person or project (other than Cajun Investments) and all Investments in or Acquisitions of Persons organized under the laws of a jurisdiction outside the United States, in each case made after the Closing Date, shall not exceed in the aggregate the sum of (A) $150,000,000 plus (B) the lesser of (1) $50,000,000 and (2)
     the excess of $150,000,000 over the aggregate amount of the Cajun Investments, and (iv) in the case of an Acquisition, the board of directors or equivalent governing body of the acquiree shall have given its written consent to or approval of such Acquisition;

               (l) Investments by EnerZ Corporation otherwise permitted under Sections 6.26 and 6.27.

All of the Company's and each Subsidiary's cash on hand and other liquid assets shall at all times be invested in one of the Investments permitted pursuant to clauses (b), (c), (d), (e), (f), (g), (h) and (i) of this Section 6.15.

     6.16. Guaranties. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Guaranty (including any Guaranty of the obligations of a Subsidiary), except:

               (a)  Guaranties existing on the date hereof and set forth in Item
     6.16 ("Existing Guaranties") of the Disclosure Schedule or made after the date hereof by endorsement of instruments for deposit or collection in the ordinary course of business or by the Company of obligations of any Subsidiary incurred in the ordinary course of such Subsidiary's business;

               (b)  the Subsidiary Guaranties;

               (c)     Guaranties which constitute Indebtedness permitted by
     Section 6.11; and

               (d) customary indemnification obligations granted in connection with Dispositions permitted under Section 6.13.

     6.17. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Company or any Subsidiary, except for Permitted Liens.

     6.18. Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction, except that the Company and its Subsidiaries may enter into transactions with each other otherwise expressly permitted hereunder notwithstanding this Section 6.18.

     6.19. Environmental Matters. The Company will, and will cause each of its Subsidiaries to, use and operate all of its facilities and properties in material compliance with all Environmental Law (including keeping all necessary permits, approvals, certificates and licenses in effect and remaining in material compliance therewith) and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.

     6.20. Consolidated Tangible Net Worth. The Company shall at all times maintain Consolidated Tangible Net Worth in an amount not less than the sum of
(a) $82,606,000 plus (b) 50% of the aggregate of the cumulative positive Consolidated Net Income after December 31, 1996 reported by the Company and its Subsidiaries for each Fiscal Quarter, commencing with the Fiscal Quarter ending on March 31, 1997, as set forth in the financial statements delivered pursuant to Section 6.1(a) (without reduction for any Fiscal Quarter in which the Company reports a net loss on a consolidated basis).

     6.21. Funded Debt to EBITDA Ratio. The Company will maintain a Funded Debt to EBITDA Ratio for each four Fiscal Quarter period ending on the following dates of not greater than:

         Dates                                 Ratio

         3/31/97, 6/30/97,
           9/30/97, 12/31/97,
         3/31/98, 6/30/98, 9/30/98,
           12/31/98                            4.50:1.00
         3/31/99 and last day of each
           Fiscal Quarter thereafter           4.00:1.00

     6.22. Delivery of Additional Subsidiary Guaranties. To the extent any new Subsidiaries are formed or acquired after the Closing Date, the Company shall cause each such Subsidiary to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guaranty, together with supporting documentation in form and substance satisfactory to the Required Lenders. The Company shall not be obligated to cause any Subsidiary organized under the laws of a jurisdiction outside the United States to become a Subsidiary Guarantor (i) in excess of the maximum extent permitted under Applicable Law or (ii) if such action would result in a controlled foreign corporation being deemed to have made an investment in United States property under Section 956 of the Internal Revenue Code.

     6.23. Covenant to Secure Obligations Equally. The Company covenants that, if it or any Subsidiary shall create or incur, or suffer to be incurred or to exist, any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation, incurrence or existence thereof shall have been obtained pursuant to Section 8.2), it will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all obligations thereby secured so long as any such obligations shall be so secured. Compliance with this Section 6.23 shall not cure any default arising under Section 6.17.

     6.24. Amendments. The Company will not consent to or permit an amendment or modification of or any other change in any provision of the by-laws or charter of the Company or any Subsidiary that would adversely affect the rights of the Administrative Agent, the LC Issuer, and the Lenders under the Credit Documents.

     6.25. Shell Indemnification Agreement. The Company shall not enter into, agree to or consent to any material amendment, waiver or other modification of any provision of the Shell Indemnification Agreement without the consent of the Required Lenders. The Company shall not permit Shell Oil Company at any time to fail to duly and punctually observe and perform the obligations on its part to be observed and performed under the Shell Indemnification Agreement unless such failure has not resulted in, or could not reasonably be expected to result in, a MAC.

     6.26. No Speculative Trading. The Company shall not, and shall not permit any Subsidiary to, enter into any Hedging Agreements except in the ordinary course of business as bona fide hedging transactions and except for transactions by EnerZ Corporation permitted under Section 6.27.

     6.27. EnerZ Corporation Value at Risk. The Company shall cause EnerZ Corporation not to enter into Hedging Agreements and other agreements and transactions relating to the purchase and sale of any and all types of energy products (including electricity, natural gas and coal) and related financial instruments except such that both (1) are in accordance with the Risk Management Policies and Procedures Manual of EnerZ Corporation in effect from time to time as approved by the board of directors of EnerZ Corporation, and
(2) do not result in the Value at Risk of EnerZ Corporation to exceed $20,000,000 at any time during the period from the Closing Date through the first anniversary of the Closing Date, or $30,000,000 thereafter.


                                  ARTICLE VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary to the Lenders, the LC Issuer or the Administrative Agent under or pursuant to any Credit Document, or any certificate or any information contained in any document delivered under or pursuant to any Credit Document, shall be materially false as of the date on which made or deemed made.

     7.2. Nonpayment of any principal of any Note when due; nonpayment of any reimbursement obligations pursuant to Section 2.2(c) when due; or nonpayment of any interest upon any Note, or of any fee or other Obligations under any of the Credit Documents, when due, and such nonpayment shall continue for five (5) days.

     7.3. The breach by the Company or any Subsidiary of any of the terms or provisions of Sections 6.2, 6.3 (only insofar as Section 6.3 refers to notices of Default or Unmatured Default), any of Sections 6.10 through and including 6.17, or any of Sections 6.20 through and including 6.26.

     7.4. The breach by the Company or any Subsidiary (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement or any other Credit Document which is not remedied within 30 days (three Business Days, in the case of Section 6.27) after the earlier of (a) an officer of the Company obtaining knowledge of such breach and (b) written notice from the Administrative Agent.

     7.5. Failure of the Company or any Subsidiary to pay when due principal, interest, or any other amounts due under any Indebtedness in an aggregate principal amount exceeding $10,000,000 for the Company and all Subsidiaries; or the default by the Company or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in an aggregate principal amount exceeding $10,000,000 for the Company and all Subsidiaries was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness in an aggregate principal amount exceeding $10,000,000 for the Company and all Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

     7.6. The Company or any Subsidiary Guarantor shall (a) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (b) not pay, or admit in writing its inability to pay, its debts generally as they become due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (e) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (g) fail to contest in good faith any appointment or proceeding described in
Section 7.7.

     7.7. Without the application, approval or consent of the Company or any Subsidiary Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary Guarantor or any substantial part of its property, or a proceeding described in Section 7.6(e) shall be instituted against the Company or any Subsidiary Guarantor and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of 90 consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of the Company or any Subsidiary, taken as a whole.

     7.9. The Company or any Subsidiary shall fail within 90 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000, which is not stayed on appeal.

     7.10. Either (a) the aggregate Unfunded Liabilities under all Plans shall at any time exceed $5,000,000, or (b) (i) any Reportable Event or Termination Event shall occur with respect to any Plan or (ii) any Termination Event shall occur with respect to one or more Multiemployer Plans and, at the time of the occurrence of such Reportable Event or Termination Event, the sum of (x) the aggregate withdrawal liability that is incurred by the Company, its Subsidiaries and each ERISA Affiliate as a result of such Termination Event occurring with respect to such Multiemployer Plan plus (y) the aggregate Unfunded Liabilities under all Plans, exceeds $5,000,000.

     7.11. The Company or any Subsidiary shall disaffirm, or seek to disaffirm, its liability under any Credit Document to which it is a party.

     7.12. Any Impermissible Change of Control shall occur and the Required Lenders shall notify the Company that a Default has occurred under this Section 7.12.


                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders and the LC Issuer to make Credit Extensions hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender. If any other Default occurs, the Required Lenders may (i) terminate or suspend the obligations of the Lenders and the LC Issuer to make Credit Extensions hereunder, or (ii) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, or (iii) both, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives. In either event the Company shall, upon demand by the Required Lenders, or immediately if any Default described in Section 7.6 or 7.7 occurs, deposit cash or other acceptable collateral into a collateral account with the Administrative Agent in an amount equal to the maximum liability of the LC Issuer under all outstanding Letters of Credit.

     8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Credit Parties may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Credit Documents, or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or waiving any Default hereunder or thereunder or consenting to any breach of the terms hereof or thereof; provided that no such supplemental agreement shall, without the consent of all of the
Lenders:

         (a) extend the maturity of any Note or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon;

         (b) reduce or extend the Company's reimbursement obligation with respect to Letters of Credit pursuant to Section 2.2(c), or reduce the rate or change the time of payment of any commitment fee or letter of credit fee payable pursuant to Section 2.7 (other than Additional Letter of Credit Fees payable exclusively to an LC Issuer);

         (c) reduce the percentage specified in the definition of Required Lenders;

         (d) extend the Termination Date, or increase the amount of the Commitment of any Lender hereunder, or permit the Company to assign any of its rights or obligations under this Agreement (other than in connection with a merger or dissolution permitted under Section 6.12 or a Disposition permitted under Section 6.13);

         (e) release substantially all of the Subsidiary Guaranties (other than in connection with a merger or dissolution permitted under Section
     6.12 or a Disposition permitted under Section 6.13); or

         (f)  amend this Section 8.2;

provided, further, that no such supplemental agreement shall modify or waive any condition precedent to any Credit Extension unless Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the Advances plus the LC Liabilities plus the unused portion of the Aggregate Commitment consent thereto.

No amendment of any provision of this Agreement relating to the Administrative Agent or any LC Issuer shall be effective without the written consent of the Administrative Agent or such LC Issuer, as the case may be. The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.

     8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Credit Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Credit Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Credit Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                              ADMINISTRATIVE AGENT

     9.1. Appointment and Authorization; "Administrative Agent". Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Neither of the Arrangers nor any of the other Agents nor any of the Co-Agents shall have any duties or obligations under or in connection with any of the Credit Documents.

     9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.3. Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of the Company or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     9.4. Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or all the Lenders if required under Section 8.2) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

              (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Unmatured Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Unmatured Default as may be requested by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Unmatured Default as it shall deem advisable or in the best interest of the Lenders.

     9.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     9.7. Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

     9.8. Administrative Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though BofA were not the Administrative Agent.

     9.9. Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Section 14.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.

     9.10. ERISA Plan Assets. Each Lender hereby confirms that none of the funds, monies, assets or other consideration being used to fund its Credit Extensions hereunder are "plan assets" as defined under the ERISA and that its rights, benefits and interests in and under the Credit Documents will not be "plan assets" under ERISA.

                                   ARTICLE X

                               GENERAL PROVISIONS
                        APPLICABLE TO LETTERS OF CREDIT

     10.1. Administration of Letters of Credit. The related LC Issuer shall issue each Letter of Credit, and shall make amendments thereto, and shall administer the same, in accordance with procedures and practices employed by it in issuing letters of credit for its own account. Each LC Issuer shall utilize its own employees and shall use its own equipment and shall in no other respect delegate its duties as to any related Letter of Credit. Each LC Issuer shall be entitled to rely upon advice of legal counsel concerning legal matters and upon any statement, report, notice document or writing which it believes to be genuine or to have been presented by a proper Person. Each LC Issuer shall maintain customary books and records relating to each related Letter of Credit at the office at which such Letter of Credit was issued and make such books and records available to the Lenders at such office at all reasonable times for purposes of inspection and examination. Each LC Issuer shall from time to time when requested by a Lender render advice to the best of its ability as to the status of any matter relating to any Letter of Credit issued by it. Each LC Issuer shall promptly notify the Lenders and the Administrative Agent of (i) any change in the expiration date of any Letter of Credit issued by such LC Issuer, (ii) any change in the amount of any Letter of Credit issued by such LC Issuer, and (iii) any cancellation, amendment or other modification of any Letter of Credit issued by such LC Issuer.

     10.2. Default by Credit Parties or any Third Party. In the event of any default by any Credit Party or by any other Person in the observance or performance of any terms, conditions or covenants by which such Credit Party or such other Person may be bound under or with respect to any Credit Document or any Letter of Credit or any documents or instruments related thereto, the related LC Issuer or the Administrative Agent, as the case may be, shall exercise such remedies under any documents held by such entity in respect thereof as the Required Lenders shall deem advisable.

     10.3. No Responsibility. No LC Issuer shall be responsible to any Lender for any recitals, reports, statements, warranties or representations in any Credit Document, any LC Notice, any Letter of Credit, or any agreement, instrument or other document referred to in such documents, or for the legality, sufficiency, enforceability or collectibility of any indebtedness or other liability of any Credit Party or any other Person arising with respect thereto, or for the performance of any obligations of any Credit Party or any other Person thereunder, or be bound to ascertain or inquire as to the performance or observance of any of the terms or conditions of any such documents or instruments.

     10.4. Reimbursement by Lenders. Each Lender agrees to reimburse each LC Issuer, ratably according to its respective share of the Aggregate Commitment, for any expense not reimbursed by the Credit Parties (a) for which such LC Issuer is entitled to reimbursement by the Credit Parties under the Credit Documents or any Letter of Credit, or (b) otherwise incurred by such LC Issuer on its behalf and on behalf of the Lenders in connection with the administration and enforcement of the Credit Documents and each Letter of Credit.

     10.5. Indemnification by Company. The Company agrees that any inaction or omission or action taken by any LC Issuer or any Lender under or in connection with any Letter of Credit, or any related drafts or documents, if in good faith and without gross negligence, shall be binding on the Company and shall not put such LC Issuer or Lender under any resulting liability to the Company. The Company further agrees to protect, indemnify, pay and save each LC Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees, which attorneys may be employees of any LC Issuer or any Lender) which any LC Issuer or any Lender may incur or be subject to as a consequence, direct or indirect, of (a) any inaction or omission or action taken by such LC Issuer or the Lenders under or in connection with any Letter of Credit, or any related drafts or documents, including the issuance of any Letter of Credit or the failure to honor a drawing under any Letter of Credit or (b) the use which may be made of any Letter of Credit or the proceeds of any drawing thereunder, except to the extent that any such amount results from the gross negligence or willful misconduct of the person to be indemnified, as determined by a court of competent jurisdiction. Each LC Issuer shall give the Company prompt written notice of any event or condition that requires indemnification hereunder, or any allegation that such event or condition exists, promptly upon obtaining knowledge thereof; provided that the failure to give such notice shall not adversely affect any rights to indemnification or other relief hereunder. To the extent that the Company makes, or to the Lenders' and the LC Issuer's reasonable satisfaction provides for, payment under this Section 10.5, and the Company is otherwise in compliance with the terms and conditions of this Agreement, the Company shall be subrogated to the rights of the LC Issuers and the Lenders with respect to such liability or claim and shall have the right to control litigation related thereto and to determine the settlement of claims thereon. The obligations of the Company under this Section 10.5 shall survive the termination of this Agreement.

                                   ARTICLE XI

                   SETOFF; RATABLE PAYMENTS; DEPOSIT ACCOUNTS

     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any indebtedness from any Lender to the Company (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due. The Company agrees that any holder of a participation in the Obligations may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as if such holder were the direct creditor of the Company in the amount of the participation.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Obligations held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Obligations. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to set off, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Obligations. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                  ARTICLE XII

                                    NOTICES

     All notices and other communications provided to any party hereto under this Agreement or any other Credit Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth on Schedule V or at such other address as may be designated by such party in a notice to the other parties; provided that any notices or other communications to a Subsidiary Guarantor may be addressed or delivered to such party care of the Company. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes and telephone confirmed in the case of facsimiles).

                                  ARTICLE XIII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     13.1. Successors and Assigns. The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Company, its Subsidiaries and the Lenders and their respective successors and assigns; provided that the Company and its Subsidiaries shall not have the right to assign any of their respective rights and obligations under the Credit Documents, and any assignment by any Lender must be made in compliance with
Section 13.3. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Credit Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     13.2.  Participations.

     13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Advance or any interest in any Letter of Credit owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Credit Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Credit Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Credit Documents, all amounts payable by the Company under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Credit Documents.

     13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Credit Documents other than any amendment, modification or waiver of the type described in any of clauses (a), (b), (d),
(e) or (f) of Section 8.2.

     13.2.3. Benefit of Setoff. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Credit Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     13.3.  Assignments.

     13.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its commercial lending business and in accordance with Applicable Law, at any time upon prior notice to the Company assign to one or more of its Affiliates, to one or more of the other Lenders (or to Affiliates of such other Lenders), or to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Credit Documents; provided that except for assignments between parties each of whom were Lenders (or their Affiliates) on the Closing Date, each such assignment (other than assignments to Affiliates of any Lender) shall assign a minimum of $5,000,000 of the assigning Lender's Loans, participations in LC Liabilities and unused Commitment, unless such assigning Lender is assigning all of its right, title and interest under the Credit Documents. Each such assignment shall be substantially in the form of
Exhibit I. The consent of the Administrative Agent and the Company (which consents shall not be unreasonably withheld) shall be required prior to an assignment with respect to a Commitment, Loans or participations in Letters of Credit becoming effective with respect to a Purchaser which is not a Lender (or its Affiliate), provided that the consent of the Company shall not be required when a Default has occurred and is continuing. Such consent shall be substantially in the form attached as Annex II to Exhibit I. Notwithstanding anything to the contrary in the foregoing, any Lender may assign any of its rights and interests in the Obligations to a Federal Reserve Bank; provided that no such assignment to a Federal Reserve Bank shall release a Lender from its obligations hereunder.

     13.3.2. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Annex I to Exhibit I (a "Notice of Assignment"), together with any consents required by
Section 13.3.1, and (ii) payment of a $2,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of any portion of any Commitment and Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Credit Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Credit Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Credit Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of its Commitment, Loans and participations in LC Liabilities. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Company shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender, new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, and the original Notes are returned to the Company.

     13.3.3. Register. The Administrative Agent shall maintain (acting solely for purposes of this Section 13.3.3 as the agent of the Company) at its address referred to on Schedule V a copy of each Notice of Assignment delivered to it pursuant to Section 13.3.2 and a register for the recordation of the names and addresses of the Lenders, and each Lender's participation, from time to time, in the Commitments, the principal amount of all Loans and the LC Liabilities (the "Register"). The Register shall be available for inspection by any Lender or the Company at any time and from time to time upon reasonable prior notice.

     13.4. Dissemination of Information. The Company authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Credit Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Company and the Subsidiaries; provided that each Transferee agrees to be bound by Section 14.11 of this Agreement.

     13.5. Tax Treatment. If any interest in any Credit Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.

                                  ARTICLE XIV

                               GENERAL PROVISIONS

     14.1. Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Notes and the making of the Credit Extensions herein contemplated.

     14.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer and no Lender shall be obligated to extend credit to the Company in violation of (i) any limitation or prohibition provided by any applicable statute or regulation or (ii) any injunction, order, judgment or decree of any court, arbitrator or governmental authority.

     14.3.  Taxes.   (a)  Any and all payments by the Company to any Lender or
the Administrative Agent under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

            (b) The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent as a result of the execution and delivery of any Credit Document or any payment made by the Company to such Lender or the Administrative Agent hereunder, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that if such Lender or the Administrative Agent determines in its reasonable discretion and in good faith that it has received a refund or credit of such Taxes or such Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto and including, without limitation, those paid under Section 14.3(c)), then such Lender or the Administrative Agent shall promptly repay the Company to the extent of such refund or credit; provided, further, that if, due to any adjustment of such Taxes or Other Taxes (or of any liability, including penalties, interest, additions to tax and expenses, arising therefrom or with respect thereto) such Lender or the Administrative Agent loses the benefit of all or any portion of such refund or credit, the Company will indemnify and hold harmless such Lender or the Administrative Agent in accordance with this subsection.

         (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

              (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

              (ii)  the Company shall make such deductions and withholdings; and

              (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

         (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

         (e) If the Company is required to pay additional amounts to any Lender or the Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Lender or the Administrative Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Installation or take other appropriate action so as to eliminate or minimize any such additional payment by the Company which may thereafter accrue, if such change or other action in the judgment of such Lender or the Administrative Agent is not otherwise disadvantageous to such Lender or the Administrative Agent.

     14.4. Headings. Section headings in the Credit Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Credit Documents.

     14.5. Entire Agreement. The Credit Documents embody the entire agreement and understanding among the Credit Parties, the Administrative Agent, the LC Issuers, and the Lenders and supersede all prior agreements and understandings among the Credit Parties, the Administrative Agent, the LC Issuers, and the Lenders relating to the subject matter thereof.

     14.6. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     14.7. Expenses; Indemnification. The Company shall reimburse (i) the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including Attorney Costs) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration and syndication of the Credit Documents, and (ii) the Administrative Agent, each LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including Attorney Costs) paid or incurred by the Administrative Agent and the Lenders in connection with the collection and enforcement of the Credit Documents. The Company further agrees to (x) indemnify each Agent, each Agent- Related Person, each LC Issuer, each Lender and each Arranger, its directors, officers and employees, agents and directors ("Indemnified Persons") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to the commitment letter dated February 12, 1997 from the Administrative Agent to the Company, this Agreement, the other Credit Documents or any other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, including any liabilities arising in connection with Environmental Laws, except to the extent any of the foregoing arises solely from the gross negligence or willful misconduct of the party seeking indemnification, ("Indemnified Liabilities") and (y) to assert no claim against the Administrative Agent or the Lenders or any other Indemnified Persons, on any theory of liability, for special, indirect, consequential or punitive damages. The obligations of the Company under this Section 14.7 shall survive the termination of this Agreement.

     14.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     14.9. Severability of Provisions. Any provision in any Credit Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Credit Documents are declared to be severable.

     14.10. Nonliability of Lenders. The relationship between the Company and the Lenders, and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent, any LC Issuer nor any Lender shall have any fiduciary responsibilities to the Credit Parties. Neither the Administrative Agent, any LC Issuer nor any Lender undertakes any responsibility to the Credit Parties to review or inform the Credit Parties of any matter in connection with any phase of the Credit Parties' business or operations.

     14.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Company or the Administrative Agent pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, on the same terms provided for the disclosure by the Lenders under this Section 14.11, (ii) to legal counsel, accountants, and other professional advisors to that Lender, (iii) to regulatory officials, (iv) as requested pursuant to or as required by law, regulation, or legal process, (v) in connection with any legal proceeding to which that Lender is a party, and (vi) as permitted by Section 13.4, and in each case after disclosure to the recipient of the confidential nature of such information.

     14.12. CHOICE OF LAW. THE CREDIT DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     14.13. CONSENT TO JURISDICTION. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT AND EACH CREDIT PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE COMPANY AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY CREDIT DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS; PROVIDED THAT IF THE COMPANY

IS UNABLE TO OBTAIN JURISDICTION OVER ANY LENDER IN EITHER THE STATE OR THE FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, THE COMPANY MAY BRING A JUDICIAL PROCEEDING AGAINST SUCH LENDER (BUT ONLY SUCH LENDER) IN ANY FORUM NECESSARY TO OBTAIN JURISDICTION OVER SUCH LENDER.

     14.14. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE COMPANY, THE ADMINISTRATIVE AGENT, EACH LC ISSUER, AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                                   ARTICLE XV

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex, facsimile transmission or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Company, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Co-Agents and the Lenders have executed this Agreement as of the date first above written.


                                        ZEIGLER COAL HOLDING COMPANY


                                        By: /s/ Sharad M. Desai
                                            -------------------------------
                                        Title:  Treasurer
                                               ----------------------------


                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION, as Administrative
                                        Agent and Co-Documentation Agent


                                        By: /s/ J. Stephen Mernick
                                            -------------------------------
                                        Title:  Senior Vice President
                                               ----------------------------

                                        THE FIRST NATIONAL BANK OF CHICAGO,
                                        as Syndication Agent and
                                        Co-Documentation Agent


                                        By: /s/ Frank L. Grossman
                                            -------------------------------
                                        Title:  Authorized Agent
                                               ----------------------------

                                        BANK OF AMERICA ILLINOIS,
                                        as a Lender


                                        By: /s/ James E. Florczak
                                            ------------------------------
                                        Title:  Managing Director
                                              ----------------------------

                                        THE FIRST NATIONAL BANK OF CHICAGO,
                                        as a Lender


                                        By: /s/ Frank L. Grossman
                                            ------------------------------
                                        Title:  Authorized Agent
                                              ----------------------------


                                        BANK OF MONTREAL, as a Lender and
                                        Co-Agent


                                        By: /s/ Michael D. Peist
                                            ------------------------------
                                        Title:  Director
                                              ----------------------------


                                        THE BANK OF NOVA SCOTIA, as a
                                        Lender and Co-Agent


                                        By: /s/ F.C.H. Ashby
                                            ------------------------------
                                        Title:  Sr. Manager Loan Operations
                                              ----------------------------


                                        THE INDUSTRIAL BANK OF JAPAN,
                                        LIMITED, as a Lender and Co-Agent


                                        By: /s/ Hiroaki Nakamura
                                            ------------------------------
                                        Title:  Joint General Manager
                                              ----------------------------


                                        THE LONG-TERM CREDIT BANK OF
                                        JAPAN, LTD., CHICAGO BRANCH, as a
                                        Lender and Co-Agent


                                        By: /s/ Brady S. Sadek
                                            ------------------------------
                                        Title:  V.P. & Deputy General Mngr.
                                              ----------------------------

                                        MERCANTILE BANK NATIONAL
                                        ASSOCIATION, as a Lender and
                                        Co-Agent


                                        By: /s/ Timothy W. Hassler
                                            ----------------------------
                                        Title:  Assistant Vice President
                                               -------------------------

                                        PNC BANK, NATIONAL ASSOCIATION,
                                        as a Lender and Co-Agent


                                        By: /s/ Michael J. Beyer
                                            ----------------------------
                                        Title:  Senior Vice President
                                               -------------------------


                                        NATIONSBANK OF TEXAS, N.A.,
                                        as a Lender


                                        By: /s/ Denise A. Smith
                                            ----------------------------
                                        Title:  Senior Vice President
                                               -------------------------


                                        THE SAKURA BANK, LIMITED,
                                        as a Lender


                                        By: /s/ Shunji Sakurai
                                            ----------------------------
                                        Title:  Joint General Manager
                                               -------------------------


                                        ABN AMRO BANK N.V., as a Lender


                                        By: /s/ Scott J. Albert
                                            ----------------------------
                                        Title:  Vice President
                                               -------------------------


                                        By: /s/ Thomas M. Toerpe
                                            ----------------------------
                                        Title:  Vice President
                                               -------------------------

                                        BANQUE NATIONALE DE PARIS,
                                        as a Lender


                                        By: /s/ Jo Ellen Bender
                                            ----------------------------
                                        Title:  Vice President & Manager
                                               -------------------------

                                        THE BANK OF TOKYO-MITSUBISHI, LTD.,
                                        CHICAGO BRANCH, as a Lender


                                        By: /s/ Hajime Watanabe
                                            ---------------------------
                                        Title:  Deputy General Manager
                                               ------------------------

                                        THE MITSUBISHI TRUST & BANKING
                                        CORPORATION, CHICAGO BRANCH,
                                        as a Lender


                                        By: /s/ Aaki Yamagishi
                                            ---------------------------
                                        Title:  Chief Manager
                                               ------------------------


                                        THE SUMITOMO BANK, LIMITED,
                                        as a Lender


                                        By: /s/ Hiroyuki Iwami
                                            ---------------------------
                                        Title:  Joint General Manager
                                               ------------------------


                                        CHRISTIANIA BANK OG KREDITKASSE,
                                        as a Lender


                                        By: /s/ Hans Chr. Kjelsrud
                                            ---------------------------
                                        Title:  Vice President
                                               ------------------------


                                        By: /s/ Carl-Petter Svendsen
                                            ---------------------------
                                        Title:  First Vice President
                                               ------------------------


                                        CIBC INC., as a Lender


                                        By:     /s/ John W. Kunkle
                                            ---------------------------
                                        Title:  Authorized Signatory
                                               ------------------------

                                             COMMERCE BANK, N.A., as a Lender


                                             By: /s/ Scott Larson
                                                 -----------------------------
                                             Title:  Vice President
                                                    --------------------------

                                             THE DAI-ICHI KANGYO BANK, LTD.,
                                             CHICAGO BRANCH, as a Lender


                                             By: /s/ Takao Teramura
                                                 -----------------------------
                                             Title:  Vice President
                                                    --------------------------


                                             UNION BANK OF SWITZERLAND,
                                             HOUSTON AGENCY, as a Lender


                                             By: /s/ Dan O. Boyle
                                                 -----------------------------
                                             Title:  Managing Director
                                                    --------------------------


                                             By: /s/ J. Finley Biggerstaff
                                                 -----------------------------
                                             Title:  Assistant Vice President
                                                    --------------------------

                                    ANNEX 1

                                  Commitments


Lender                                                  Commitment
------                                                  ----------

Bank of America Illinois                                $75,000,000.00
The First National Bank of Chicago                      $75,000,000.00
Bank of Montreal                                        $47,500,000.00
The Bank of Nova Scotia                                 $47,500,000.00
The Industrial Bank of Japan, Limited                   $47,500,000.00
The Long-Term Credit Bank of
Japan, Ltd., Chicago Branch                             $47,500,000.00
Mercantile Bank National Association                    $47,500,000.00
PNC Bank, National Association                          $47,500,000.00
NationsBank of Texas, N.A.                              $35,000,000.00
The Sakura Bank, Limited                                $30,000,000.00
ABN AMRO Bank N.V.                                      $25,000,000.00
Banque Nationale de Paris                               $25,000,000.00
The Bank of Tokyo-Mitsubishi, Ltd.,
  Chicago Branch                                        $25,000,000.00
The Mitsubishi Trust & Banking Corporation,
  Chicago Branch                                        $25,000,000.00
The Sumitomo Bank, Limited                              $25,000,000.00
Christiania Bank og Kreditkasse                         $15,000,000.00
CIBC Inc.                                               $15,000,000.00
Commerce Bank, N.A.                                     $15,000,000.00
The Dai-Ichi Kangyo Bank, Ltd.,
  Chicago Branch                                        $15,000,000.00
Union Bank of Switzerland, Houston Agency               $15,000,000.00

Total:                                                 $700,000,000.00
                                                       ===============

                                   SCHEDULE I

                                  Definitions


     "Acquisition" means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires an operating mine or any other ongoing business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation or other entity which have ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency).

     "Additional Letter of Credit Fees" is defined in Section 2.7(c).

     "Administrative Agent" means BofA in its capacity as agent for the Lenders pursuant to Article IX, and any successor Administrative Agent appointed pursuant to Article IX.

     "Advance" means a borrowing made by the Company pursuant to Section 2.1 consisting of the aggregate amount of the several Loans made by the Lenders to the Company on the same Credit Extension Date, at the same Rate Option and for the same Interest Period.

     "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company or any Subsidiary. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent-Related Persons" means BofA and any successor agent arising under
Section 9.9, together with their respective Affiliates (including, in the case of BofA, Bank of America Illinois and BancAmerica Securities, Inc.), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

    "Agents" means the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder.

     "Agreement" means this Credit Agreement.

     "Agreement Accounting Principles" means GAAP in effect from time to time.

     "Alternate Reference Rate" means, on any date and with respect to all Floating Rate Advances, a fluctuating rate of interest per annum equal to the higher of (i) the then Reference Rate, and (ii) the Federal Funds Effective Rate most recently determined by the Administrative Agent plus 0.5% per annum. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Reference Rate.

     "Applicable Law" means, relative to any Person or matter, any law, rule, regulation, order, decree, subpoena or other requirement having the force of law relating to such Person or matter and, if applicable, any interpretation thereof by any Person having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

     "Applicable Margin" means, on the date of determination of the Eurodollar Rate or the Floating Rate or the Letter of Credit Fee or the commitment fee, as the case may be, the applicable margin percentage per annum determined on the basis of the Funded Debt to EBITDA Ratio as set forth below:

                         Applicable Margin Percentage Per Annum
  Funded Debt
      to                               Eurodollar Rate and
 EBITDA Ratio          Floating Rate   Letter of Credit Fee     Commitment Fee
 ------------          -------------   --------------------     --------------
 4 to 1 or greater         0.125%           1.125%                   0.30%
 Equal to or                zero            0.875%                   0.25%
 greater than
 3.5 to 1 but
 less than 4
 to 1
 Equal to or                zero             0.70%                  0.225%
 greater than 3
 to 1 but
 less than
 3.5 to 1

                     Applicable Margin Percentage Per Annum
  Funded Debt
      to                                  Eurodollar Rate and
 EBITDA Ratio           Floating Rate     Letter of Credit Fee   Commitment Fee
 ------------           -------------     --------------------   --------------
 Equal to or                zero                0.55%                  0.20%
 greater than
 2.5 to 1 but
 less than 3
 to 1

 Equal to or                zero                0.45%                  0.15%
 greater than
 2 to 1 but
 less than
 2.5 to 1

 Equal to or                zero               0.375%                 0.125%
 greater than
 1.5 to 1 but
 less than 2
 to 1
 Less than                  zero                0.30%                  0.10%
 1.5 to 1

     The Applicable Margin for the Floating Rate initially shall be zero, the Applicable Margin for the Eurodollar Rate and the Letter of Credit Fee initially shall be 0.45%, and the Applicable Margin for the commitment fee initially shall be 0.15%, and each shall be adjusted, to the extent applicable, five days after the Company delivers to the Administrative Agent the financial information for the Funded Debt to EBITDA Ratio for the four preceding Fiscal Quarters ending on the last day of a Fiscal Quarter, provided that if the Company fails to deliver such financial information by the date required under
Section 6.1(a), (b) or (c), with respect to any Fiscal Quarter or if a Default shall have occurred and be continuing, then the Applicable Margin that would apply if the Funded Debt to EBITDA Ratio were 4 to 1 or greater shall apply until five days after such financial statements are delivered or such Default is cured, as the case may be.

     "Arrangers" means BancAmerica Securities, Inc. and First Chicago Capital Markets, Inc.

     "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the non- duplicative allocated cost of internal legal services and all disbursements of internal counsel.

     "Authorized Officer" means either the President, the Chief Financial Officer, Treasurer or Vice President-Finance of the Company, acting singly.

     "BAI" means Bank of America Illinois.

     "BofA" means Bank of America National Trust and Savings Association.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to borrowing, payment or rate selection of Eurodollar Rate Advances, a day other than Saturday or Sunday on which banks are open for business in San Francisco, Chicago and New York and on which dealings in U.S. dollars are carried on in the applicable offshore interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in San Francisco, Chicago and New York.

     "Cajun Investment" means Investments in Louisiana Generating LLC or another Person that is acquiring certain of the non-nuclear assets of Cajun Electric Power Cooperative Inc.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person, prepared in accordance with Agreement Accounting Principles.

     "Cash Equivalents" means Investments described in clauses (b), (c), (d),
(e), (f) and (g) of Section 6.15.

   "CERCLA" means the Comprehensive Environmental Response, Compensation and
                            Liability Act of 1980.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List issued by the United States Environmental Protection Agency.

     "Closing Date" is defined in Section 4.1.

     "Closing Documents" is defined in Schedule II.

     "Closing Effectiveness Events" is defined in Schedule II.

     "Co-Agent" means any Lender designated as such on the signature pages to this Agreement.

     "Co-Documentation Agents" means BofA and First Chicago.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans to the Company pursuant to Section 2.1 and to purchase participations in (or hold unparticipated portions of) Letters of Credit pursuant to Section 2.2, in an aggregate amount at any one time outstanding not exceeding the amount set forth opposite its name under the heading "Commitment" on Annex 1, as such amount may be reduced from time to time in accordance with Section 2.7.

     "Commitment Reduction Notice" is defined in Section 2.7.

     "Commitment Termination Event" means:

         (a) the occurrence of any Default described in Section 7.6 or 7.7 with respect to the Company or any Significant Subsidiary; or

         (b)  the occurrence and continuance of any other Default and either

               (i)  the declaration of any Advances to be due and payable under
          Section 8.1, or

               (ii)  the termination of the Commitments by the Required Lenders.

     "Company" means Zeigler Coal Holding Company, a Delaware corporation.

     "Company Credit Documents" means this Agreement and the Notes.

     "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures by the Company and its Subsidiaries during that period that are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries including Capitalized Lease Obligations.

     "Consolidated EBIT" means, for any period, operating income for such period (excluding extraordinary gains and losses and gains and losses from sales or other dispositions of fixed assets or from discontinued operations), determined on a consolidated basis for the Company and its Subsidiaries.

     "Consolidated EBITDA" means, for any period, the sum of (i) the Consolidated Net Income for such period, plus to the extent included in determining Consolidated Net Income (ii) income taxes and interest expense, plus to the extent included in determining Consolidated Net Income (iii) depreciation, depletion and amortization expense for such period, determined on a consolidated basis for the Company and its Subsidiaries, plus to the extent included in determining Consolidated Net Income (iv) amortization of deferred financing costs, plus to the extent included in determining Consolidated Net Income (v) non-cash charges during such period, plus to the extent included in determining Consolidated Net Income for the 1997 Fiscal Year, (vi) make-whole premiums on the Institutional Notes not in excess of $7,200,000, minus to the extent included in determining Consolidated Net Income, (vii) non-cash gains during such period.

     "Consolidated Funded Debt" means, on any date, the consolidated Funded Debt of the Company and its Subsidiaries on that date.

     "Consolidated Net Income" means, for any period, the consolidated net income of the Company and its Subsidiaries for such period.

     "Consolidated Net Worth" means, on any date, the consolidated stockholders' equity of the Company and its Subsidiaries on that date.

     "Consolidated Tangible Net Worth" means, on any date, Consolidated Net Worth less the aggregate amount of any intangible assets, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, organization expense and unamortized debt discount and expense, all determined on a consolidated basis for the Company and its Subsidiaries on that date.

     "Continuing Director" means a member of the Company's board of directors who either (i) was a member of such board prior to the date hereof and continuously thereafter or (ii) became a member of such board after the date hereof and whose election or nomination for election was approved by a vote of the majority of the Continuing Directors then members of such board.

     "Credit Documents" means, collectively, the Company Credit Documents and the Subsidiary Guaranties.

     "Credit Extension" means the making of any Advance or the issuance of any Letter of Credit pursuant to this Agreement.

     "Credit Extension Date" means the date on which any Credit Extension is made hereunder.

     "Credit Party" means the Company or any Subsidiary Guarantor.

     "Default" is defined in Article VII.

     "Disclosure Schedule" means Schedule III.

     "Disposition" means any sale, lease or other disposition of any property, assets or business.

     "Disposition Net Proceeds" means, with respect to any Disposition, the net proceeds received by the Company or any Subsidiary (after deduction for all related taxes and expenses) which are, within 180 days of such Disposition neither (i) reinvested in the same type of property, assets or business as the type that is the subject of such Disposition nor (ii) used to pay (in permanent reduction thereof) Indebtedness of the Company or such Subsidiary.

     "Environmental Laws" means any and all present and future United States federal, tribal, state and local laws or regulations, codes, plans, orders, decrees, judgments, injunctions and lawfully imposed requirements issued, promulgated or entered thereunder relating to pollution or protection of the environment, including laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company or any Subsidiary, or is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company or any Subsidiary.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Rate Advance for the relevant Interest Period, the rate determined by the Administrative Agent to be the arithmetic average of the rates at which deposits in U.S. dollars are offered by BofA to prime international banks in the offshore U.S. Dollar market at approximately 10:00 a.m. (Chicago time) two

Business Days prior to the first day of such Interest Period, in the approximate amount of BAI's relevant Eurodollar Rate Loan and having a maturity approximately equal to such Interest Period.

     "Eurodollar Rate" means, with respect to a Eurodollar Rate Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to that Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

     "Eurodollar Rate Advance" means the aggregate amount of Advances, or portions thereof, which bear interest at the same Eurodollar Rate for the same Interest Period.

     "Eurodollar Rate Loan" means, with respect to a Lender, such Lender's portion of any Eurodollar Rate Advance.

     "Existing Credit Agreement" means the Amended and Restated Credit Agreement dated as of October 19, 1994, as amended, among the Company, certain Subsidiaries, the lenders party thereto, BofA and First Chicago as arrangers, and BofA as administrative agent.

     "Existing Letters of Credit" means the letters of credit issued under the Existing Credit Agreement and outstanding on the date hereof as set forth in
Schedule IV.

     "Existing Subsidiaries" means the Subsidiaries of the Company on the date hereof.

     "Federal Funds Effective Rate" means, on any date, a fluctuating interest rate per annum equal for such date to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such date (or, if such date is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     "Financial Standby Letter of Credit" means any Letter of Credit that constitutes a "financial guarantee-type standby letter of credit" or a "financial guarantee standby letter of credit" or the like under the risk-based capital guidelines of the Comptroller of the Currency or the Federal Reserve Board, as determined in good faith by the related LC Issuer.

     "First Chicago" means The First National Bank of Chicago.

     "Fiscal Quarter" means each of the four consecutive three month periods comprising a Fiscal Year.

     "Fiscal Year" means any period of four consecutive Fiscal Quarters ending on December 31; provided that a reference to a Fiscal Year and a particular calendar year (e.g., the "1997 Fiscal Year") shall be deemed a reference to the Fiscal Year ending December 31 of that particular calendar year.

     "Floating Rate" means a rate per annum equal to (i) the Alternate Reference Rate plus (ii) the Applicable Margin, in each case changing when and as the Alternate Reference Rate changes.

     "Floating Rate Advance" means the aggregate amount of Advances, or portions thereof, which bear interest at the Floating Rate.

     "Funded Debt" means, as of any date of determination, the sum of (i) all Indebtedness resulting from the Advances hereunder, and (ii) all other Indebtedness that matures more than one year from the date of determination, or matures within one year from such date but is renewable or extendable, at the option of the debtor, to a date more than one year from such date, or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (in each case including amounts of Funded Debt required to be paid or prepaid within one year from the date of determination), but not including surety bonds and letters of credit.

     "Funded Debt to EBITDA Ratio" means, for any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Funded Debt as of the last day of such period to (b) Consolidated EBITDA for such period.

     "GAAP" means generally accepted accounting principles as set forth in the opinions, statements and other pronouncements of the Securities and Exchange Commission, the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and of any other Person as may be approved by a significant segment of the accounting profession and concurred in by the certified public accountant certifying the applicable audited financial statement.

     "Guaranty" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other

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financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract, but excluding any endorsement of instruments for deposit or collection in the ordinary course of business.

     "Hazardous Material" means (i) any "hazardous substance", as defined by CERCLA, (ii) any "hazardous waste", as defined by RCRA, (iii) any petroleum product, or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance the handling, release or presence of which is regulated pursuant to or otherwise governed by any Environmental Law.

     "Hedging Agreement" means, with respect to any Person, any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. For the purposes of this Agreement, the amount of the obligation under any Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

     "Impermissible Change of Control" means any of the following:

         (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934), other than Persons who were, or a group of Persons comprised entirely of Persons who were, members of the senior management of the Company (as listed in the information memorandum regarding financing for the Acquisition distributed to the Lenders) on the Closing Date, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 49% or more of the outstanding shares of common stock of the Company; or

         (b) a majority of the Company's board of directors is not comprised of Continuing Directors.

     "Indebtedness" of a Person means all of such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person (excluding royalties), (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) obligations for which such Person is obligated pursuant to a Guaranty of the types described by the other clauses of this definition, (vii) obligations for which such Person is obligated pursuant to a letter of credit,
(viii) obligations of such Person as the issuer of any class or series of preferred stock or any other equity instrument with a guaranteed dividend or a preference in relation to such Person's common equity in the payment of dividends or the distribution of proceeds upon liquidation, (ix) Synthetic Lease Obligations and (x) obligations in respect of any Hedging Agreement (other than Hedging Agreements of EnerZ Corporation permitted under Section 6.27).

     "Indemnified Liabilities" and "Indemnified Persons" are defined in Section 14.7.

     "Institutional Notes" means the 8.61% Notes of the Company issued pursuant to the Note Purchase Agreements dated as of November 16, 1992, as amended, between the Company and each of certain purchasers.

     "Interest Period" means, with respect to a Eurodollar Rate Advance, a period of one, two, three or, subject to availability, six months, commencing on a Business Day selected by the Company pursuant to this Agreement which Interest Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such Interest Period; provided that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Investment" of a Person means any loan, advance, extension of credit (excluding accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, notes, debentures, partnership or limited liability company interests or other securities of any other Person made by such Person.

     "IRBs" means (i) the $115,000,000 Peninsula Ports Authority of Virginia, Unit Priced Demand Adjustable Port Facility Refunding Revenue Bonds (Shell Coal and Terminal Company Project), 1987 Series, and (ii) the $30,800,000 Charleston County, South Carolina, Industrial Refunding Revenue Bonds, 1982 Series (Massey Coal Terminal S.C. Corporation Project).

     "LC Issuer" means any Lender, in its capacity as issuer of a Letter of Credit under Section 2.2.

     "LC Issuer Fronting Fee" is defined in Section 2.2(e).

     "LC Liabilities" means, on any date, the sum of (i) the maximum aggregate liability of the LC Issuers under outstanding Letters of Credit and (ii) the aggregate amount of drawings under Letters of Credit for which the LC Issuers and the Lenders have not been reimbursed by the Company on that date.

     "LC Notice" is defined in Section 2.2(b).

     "Lenders" means the financial institutions set forth on the signature pages hereof and their respective permitted successors and assigns.

     "Lending Installation" means any office, branch, subsidiary or affiliate of any Lender or the Administrative Agent.

     "Letter of Credit" means any of the letters of credit issued by the LC Issuers under Section 2.2 and the Existing Letters of Credit.

     "Letter of Credit Fee" is defined in Section 2.7(b).

     "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, in, of or on any Person's assets or properties in favor of any other Person.

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

     "MAC" means a material adverse change in, or an event or condition which was or could reasonably be expected to have a material adverse effect upon, the business, properties, financial condition, prospects or results of operations of the Company and all its Subsidiaries taken as a whole.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company, any Subsidiary or any ERISA Affiliate has made or accrued, or is making or accruing, an obligation to make contributions.

     "1997 Budget and Five Year Plan" means the "Executive Summary Approved 1997 Budget and Five Year Plan of the Company" included as part of the March 1997 Information Memorandum distributed to the Lenders prior to the Closing Date.

     "Note" means a promissory note, substantially in the form of Exhibit A, payable to the order of a Lender, duly executed and delivered to the Administrative Agent by the Company.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all LC Liabilities (whether accrued or contingent), all accrued and unpaid fees and all other obligations of the Credit Parties to the Lenders, the LC Issuer, or the Administrative Agent, or any thereof, under the Credit Documents.

     "Operating Plan and Budget" is defined in Section 6.1(i).

     "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Performance Standby Letter of Credit" means a Letter of Credit that constitutes a "performance-based standby letter of credit" or a "performance standby letter of credit" or the like under the risk-based capital guidelines of the Comptroller of the Currency or the Federal Reserve Board, as determined in good faith by the related LC Issuer.

     "Permitted Lien" means any of the following:

         (a) Liens imposed by law, such as carriers', warehousemen's, materialman's, mechanics' and landlords' liens and other similar liens arising in the ordinary course of business which secure payment of obligations either not overdue or being contested in good faith and, in each case, for which the Company or such Subsidiary maintains adequate reserves in accordance with GAAP;

         (b) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

         (c) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material adverse way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries;

         (d) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits and, in each case, for which the Company or such Subsidiary maintains adequate reserves in accordance with GAAP;

         (e) (i) Liens in connection with lease transactions and off-balance sheet transactions permitted under Section 6.14,

              (ii) Liens securing purchase money Indebtedness incurred in connection with the acquisition of real property or coal reserves and permitted under Section 6.11, and

              (iii) Liens on fixed assets acquired by the Company or its Subsidiaries given in connection with the acquisition or construction of any fixed assets, provided that (A) such Lien attaches solely to the assets acquired or constructed, (B) such Lien is given within 12 months of the date of acquisition or construction of the assets, and
         (C) the Indebtedness secured by such Lien does not exceed the lesser of the cost or the fair market value of the asset and is permitted under Section 6.11;

      provided that the aggregate principal amount of all Indebtedness and other obligations secured by Liens permitted under this clause (e) does not exceed $100,000,000;

         (f) Liens existing on property at the time such property is acquired by the Company or a Subsidiary (or at the time the Person owning such property becomes a Subsidiary, if applicable), and any extension, renewal or replacement (or successive extensions, renewals or replacements) thereof, provided that such Lien attaches solely to such property, such Lien is not created or granted in contemplation of the acquisition of such property (or Subsidiary) by the Company or a Subsidiary and such Lien secures only obligations existing at the time of such acquisition and any extension, renewal or replacement (or successive extensions, renewals or replacements) thereof (but not any increase in the amount thereof);

         (g) Liens granted in the ordinary course of business by EnerZ Corporation securing trading obligations of EnerZ Corporation permitted under Section 6.27;

         (h) Liens securing Indebtedness incurred to finance the commercial liquids from coal plant proposed to be constructed in Wyoming, provided that such Liens attach solely to such plant and the Indebtedness secured by such Liens is permitted under Section 6.11; and

         (i) Liens, not otherwise permitted under the other clauses of this definition, on property and rights having a value not in excess of $250,000 in the aggregate and securing obligations not in excess of $250,000 in the aggregate.

     "Person" means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government and shall in all cases include the Company and each Subsidiary.

     "Plan" means any employee pension benefit plan (other than a Multiemployer
Plan) established or maintained, or to which contributions have been made, by the Company, any Subsidiary or any ERISA Affiliate for its employees and covered by Title IV of ERISA or to which Section 412 of the Internal Revenue Code applies.

     "Purchaser" is defined in Section 13.3.1.

     "Quarterly Payment Date" means the last Business Day in each March, June, September and December.

     "Rate Conversion Date" means a date on which the Rate Option and Interest Period applicable to one or more outstanding Advances, or portions thereof, is converted in accordance with Section 2.8.

     "Rate Conversion Notice" is defined in Section 2.8.

     "Rate Option" means the Eurodollar Rate or the Floating Rate.

     "RCRA" means the Resource Conservation and Recovery Act of 1976.

     "Reference Rate" means for any day the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate". (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System.

     "Regulatory Requirement" is defined in Section 3.1.

     "Release" means a "release" within the meaning of CERCLA.

     "Reportable Event" means any "reportable event", as defined in Section 4043(b) of ERISA and the regulations issued under such Section, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code.

     "Required Lenders" means (a) unless the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances and LC Liabilities plus the unused portion of the Aggregate Commitment and (b) if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances and LC Liabilities.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Restricted Payments" is defined in Section 6.10.

     "S&P" means Standard & Poor's Ratings Services.

     "Shell Indemnification Agreement" means that certain Shell Indemnification Agreement dated as of November 23, 1992, between the Company and Shell Oil Company pursuant to a Stock Purchase Agreement for Shell Mining Company.

     "Significant Subsidiary" means (a) each Subsidiary Guarantor and (b) each Subsidiary that meets any of the following criteria:

         (i) the Company's and its other Subsidiaries' investments in and advances to such Subsidiary and its Subsidiaries exceed 5% of the consolidated assets of the Company and its Subsidiaries; or

         (ii) the assets of such Subsidiary and its Subsidiaries exceed 5% of the consolidated assets of the Company and its Subsidiaries; or

         (iii) the operating income of such Subsidiary and its Subsidiaries for preceding Fiscal Year exceeds 5% of the consolidated operating income of the Company and its Subsidiaries for such period.

     "Single Employer Plan" means a Plan maintained by the Company, any Subsidiary or any ERISA Affiliate for employees of the Company, any Subsidiary or any ERISA Affiliate.

     "SMCRA" means the Surface Mining Control and Reclamation Act of 1977.

     "Subsidiary" means any corporation or other business entity of which more than 50% of the outstanding voting securities or other ownership interests entitled to vote shall at the time be owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, or any similar business organization which is so owned or controlled.

     "Subsidiary Guaranties" means, collectively, each of the Guaranties in substantially the form of Exhibit B executed by each of the Subsidiary Guarantors in favor of the Administrative Agent.

     "Subsidiary Guarantor" means each Person which either (i) is a Subsidiary on the date of this Agreement (other than Franklin Coal International, Inc. (a U.S. Virgin Islands corporation), Zeigler International, Inc. (a Cayman Islands corporation)) or (ii) becomes a Subsidiary after the date of this Agreement and is required to provide a Subsidiary Guaranty under Section 6.22.

     "Syndication Agent" means First Chicago in its capacity as syndication agent.

     "Synthetic Lease" means a lease transaction under which the parties intend that (i) the lease will be treated as an "operating lease" by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and
(ii) the lessee will be entitled to various benefits ordinarily available to owners (as opposed to lessees) of like property.

     "Synthetic Lease Obligations" means, with respect to any Person, the sum of (a) all rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and (b) all payment obligations of such Person under Synthetic Leases assuming such Person exercises the option to purchase the leased property at the end of the lease term.

     "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, net income and franchise taxes (and other taxes of a similar nature imposed as a result of doing business in a particular jurisdiction), along with any penalties, interest or additions thereto, imposed on such Lender or the Administrative Agent by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized, maintains its Lending Installation, or, if the transactions under this Agreement were disregarded, would otherwise be subject to the imposition of such taxes.

     "Termination Date" means the earliest to occur of the following dates:

          (a)  the fifth anniversary of the Closing Date;

          (b) the date on which the Aggregate Commitment is reduced to zero under Section 2.7; or

          (c)  the date on which any Commitment Termination Event occurs.

     "Termination Event" means any of the following:

          (i) the filing by the Company, any Subsidiary, any ERISA Affiliate or any Plan administrator under Title IV of ERISA of a notice of the termination of, or the intent to terminate, any Plan;

          (ii) the institution by the PBGC of proceedings for the termination of, or for the appointment of a trustee to administer, any Plan; or the receipt by the Company, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

         (iii) the complete or partial withdrawal by the Company, any Subsidiary or any ERISA Affiliate from any Multiemployer Plan, or the receipt by the Company, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency or that it intends to terminate or has been terminated.

     "Total Capitalization" means, as at any date, the sum of (i) Consolidated Tangible Net Worth, plus (ii) Consolidated Funded Debt.

     "Transferee" is defined in Section 13.4.

     "Unfunded Liabilities" means, with respect to a Single Employer Plan, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan and on the basis used in the actuarial valuation report for such valuation date.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Value at Risk" means, as of any date of determination, a statistical estimate of the amount a Person risks losing over a specified period of time due to changes in market price, determined pursuant to a statistical model and using assumptions reasonably acceptable to the Agents.